UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Oxford Industries, Inc.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2014

        Notice is hereby given that the 2014 annual meeting of shareholders of Oxford Industries, Inc. will be held on Wednesday, June 18, 2014 at 3:00 p.m., local time, at The Peachtree Club, located at 999 Peachtree Street, N.E., 28th Floor, Atlanta, Georgia 30309. The purposes of the meeting are to:

  (1)
  Elect three directors nominated by our Board and named in the accompanying proxy statement to serve for a term of three years and until their respective successors are elected and qualified;

  (2)
  Approve our Long-Term Stock Incentive Plan, as amended and restated, to preserve the tax deductibility of certain awards under the plan;

  (3)
  Approve the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2014;

  (4)
  Hold an advisory, non-binding vote to approve executive compensation; and

  (5)
  Transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

        Shareholders of record as of the close of business on April 17, 2014 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. This notice and the accompanying proxy statement are being mailed to shareholders beginning on or about May 19, 2014.

        A list of our shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of our Board. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

        Your vote is important. Regardless of whether you plan to attend the meeting, please complete and sign the enclosed proxy and return it in the accompanying, postage pre-paid envelope. You may revoke your proxy at any time before the meeting and, if you attend the meeting, you may elect to vote in person. If your shares are held in an account at a bank or broker, your bank or broker will vote your shares for you if you provide voting instructions. In the absence of instructions, your broker can only vote your shares on limited matters.

        Attendance at the meeting is limited to shareholders, those holding proxies from shareholders, and invited guests such as members of the media. If your shares are held in an account at a bank or broker, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker, in order to gain admission to the meeting.

May 14, 2014	By Order of the Board of Directors,

Thomas E. Campbell Executive Vice President—Law and Administration, General Counsel and Secretary

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 18, 2014: This proxy statement and our fiscal 2013 annual report to shareholders are available on the Internet at http://www.proxymaterials.oxfordinc.com.

PROXY STATEMENT	1
INTRODUCTION	1
INFORMATION ABOUT THE MEETING AND VOTING	1
Shares Outstanding	1
Voting	1
Broker Discretionary Voting; Broker Non-Votes	2
Changing Your Vote	2
Quorum	2
CORPORATE GOVERNANCE AND BOARD MATTERS	2
Directors	2
Director Independence	7
Corporate Governance Guidelines; Conduct Policies	7
Board Meetings and Committees of our Board of Directors	8
Meetings of Non-Employee Directors	9
Board Leadership	9
Board's Role in Risk Oversight	10
Website Information	10
Director Nomination Process	10
Director Compensation	11
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	14
Introduction	14
Compensation Discussion and Analysis	14
Compensation Tables	25
Potential Payments on Termination or Change of Control	27
NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT	28
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
AUDIT-RELATED MATTERS	29
Report of the Audit Committee	29
Fees Paid to Independent Registered Public Accounting Firm	30
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	30
COMMON STOCK OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	31
Section 16(a) Beneficial Ownership Reporting Compliance	32
EQUITY COMPENSATION PLAN INFORMATION	33
OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN	33
Summary of the LTIP	34
Recent Awards under the LTIP	36
Section 162(m) Exemption	37
Federal Income Tax Consequences	37
Benefits to NEOs and Others	39
PROPOSALS FOR SHAREHOLDER CONSIDERATION	39
Proposal No. 1: Election of Directors	39
Proposal No. 2: Approval of the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as Amended and Restated, to Preserve the Tax Deductibility of Certain Awards under the Plan	40
Proposal No. 3: Approval of Selection of Independent Registered Public Accounting Firm	40
Proposal No. 4: Advisory Vote to Approve Executive Compensation	41
Other Matters	42
ADDITIONAL INFORMATION	42
Annual Report on Form 10-K	42
Submission of Director Candidates by Shareholders	42
Shareholder Proposals	43
Communications to our Board of Directors	43
Proxy Solicitation	43
APPENDIX A: OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN (as amended and restated)	A-1

999 Peachtree Street, N.E., Suite 688
Atlanta, Georgia 30309

PROXY STATEMENT

For Annual Shareholders Meeting
To Be Held on June 18, 2014

INTRODUCTION

        This proxy statement contains information relating to the annual meeting of shareholders of Oxford Industries, Inc. to be held on Wednesday, June 18, 2014, beginning at 3:00 p.m., local time. The annual meeting will be held at The Peachtree Club, located at 999 Peachtree Street, N.E., 28th Floor, Atlanta, Georgia 30309. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting.

        We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 19, 2014 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2013, which ended on February 1, 2014.

INFORMATION ABOUT THE MEETING AND VOTING

Shares Outstanding

        You may vote at our 2014 annual shareholders meeting if you owned shares of our common stock as of the close of business on April 17, 2014, the record date for the annual meeting. As of the record date, there were 16,452,836 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.

Voting

        If, on April 17, 2014, your shares of Oxford common stock were registered directly in your name with Computershare, our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

  •
  by completing, signing and returning the enclosed proxy; or

  •
  by attending the annual meeting and voting in person.

        If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted as recommended by our Board or, if no recommendation is given, in the discretion of the proxies designated on the proxy card, to the extent permitted under applicable law.

        If you are a shareholder of record, your shares will not be voted unless you provide a proxy or attend the annual meeting and vote in person.

        If, on April 17, 2014, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card or voting instruction form carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker and, in order to gain admission to the meeting, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker.

        If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

        A properly executed proxy card marked "Abstain" with respect to any proposal will not be voted for such proposal.

Broker Discretionary Voting; Broker Non-Votes

        If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker even if you do not provide voting instructions. Banks and brokerage firms have the authority, under the rules of the New York Stock Exchange (the "NYSE"), to vote shares in their discretion on certain "routine" matters when their customers do not provide voting instructions. Under the NYSE's rules, as currently in effect, only Proposal No. 3 (approval of the selection of Ernst & Young LLP as our independent registered public accounting firm) is considered a routine matter.

        The other proposals to be addressed at the annual meeting are considered "non-routine" matters under the NYSE's rules. When a bank or brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the bank or brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide voting instructions to your bank or broker so that your vote on these proposals is counted.

 Changing Your Vote

        If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

  •
  delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

  •
  properly executing and delivering a later-dated proxy before the vote is taken at the annual meeting; or

  •
  voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

        If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

Quorum

        In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the record date must be present, in person or by proxy, at the annual meeting. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors

        Under our articles of incorporation, our Board is to consist of at least nine members, with the specific number fixed by our bylaws, as amended from time to time. Currently, our bylaws have fixed the number of directors at 11.

        Our Board has nominated the following current directors for re-election at the annual meeting: Mr. J. Reese Lanier; Mr. Dennis M. Love; and Mr. Clyde C. Tuggle.

        The following table sets forth, as of April 17, 2014, certain information concerning our directors, as well as a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of these individuals should serve as a director.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Thomas C. Chubb III	50	2012	Mr. Chubb is our Chief Executive Officer and President. He has held that position since 2013. Mr. Chubb served as our President starting in 2009, as our Executive Vice President from 2004 until 2009, and as our Vice President, General Counsel and Secretary from 1999 to 2004.

			Mr. Chubb has been employed by our company for more than 20 years, and has been an executive with our company for 15 years. In his capacity as our President starting in 2009, Mr. Chubb has provided oversight with respect to the operations of our Ben Sherman Group and our Lanier Clothes Group and, starting with our acquisition of those operations in 2010, has provided oversight with respect to the operations of our Lilly Pulitzer Group. In addition, Mr. Chubb's experience as our General Counsel has given him key insights into the legal and regulatory environment in which we operate. Mr. Chubb's long history with our organization, his leadership skills and his knowledge of our businesses and industry serve our Board well.
Thomas C. Gallagher	66	2013 (previous service 1991 - 2007)
			Mr. Gallagher is Chairman and Chief Executive Officer of Genuine Parts Company, a distributor of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials. He was appointed Chief Executive Officer of Genuine Parts Company in 2004 and Chairman of the Board of Genuine Parts Company in 2005. Mr. Gallagher served as President of Genuine Parts Company from 1990 to 2012 and Chief Operating Officer of Genuine Parts Company from 1990 until 2004. Mr. Gallagher previously served as a member of our Board from 1991 until 2007.

			Mr. Gallagher has more than 20 years of executive-level responsibilities with a NYSE-traded public company; brings extensive experience serving on the boards of directors of other companies, including having served on the board of directors of Genuine Parts Company for more than 20 years and having previously served on the boards of directors of STI Classic Funds, STI Classic Variable Trust and National Services Industries, Inc.; and is extremely familiar with our company, having previously served on our Board for more than 15 years, including at the outset of our transformation away from our historical domestic private label manufacturing roots. Mr. Gallagher's business acumen, financial expertise and leadership skills are a valuable asset to our Board and Audit Committee.
George C. Guynn	71	2007
			Mr. Guynn retired in 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and Acuity Brands, Inc. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit and Governance Committees of Acuity Brands, Inc. He is also a trustee of Ridgeworth Investments.

			Mr. Guynn's prior role as President and CEO of the Federal Reserve Bank of Atlanta, and the keen insight this experience has provided him into economic trends affecting the U.S. and global economies, provides our Board with information and insight in financial and regulatory issues. In addition, Mr. Guynn's financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of Genuine Parts Company and Acuity Brands, Inc., offer a high level of financial literacy and are a valuable asset to our Board and Audit Committee.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
John R. Holder	59	2009
			Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing and management company, and has held that position since 1989. Mr. Holder has served as Chief Executive Officer of Holder Properties since 1980. He is a member of the Board of Directors and Audit and Compensation, Nominating and Governance Committees of Genuine Parts Company and also serves on the Board of Directors of SunTrust Bank's Atlanta Region.

			Mr. Holder's strategic leadership in the growth of Holder Properties, which has been involved in over 10 million square feet of real estate development totaling in excess of $1.5 billion, as well as his extensive involvement in the financial and marketing areas of that business, serves our Board well. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations which include civic organizations and membership on the Audit and Compensation, Nominating and Governance Committees of Genuine Parts Company, has given him leadership experience, business acumen and financial literacy beneficial to our Board and Audit Committee.
J. Hicks Lanier*	74	1969
			Mr. Lanier is the Chairman of our Board and has held that position since 1981. Mr. Lanier also served as our Chief Executive Officer from 1981 until his retirement at the end of 2012, and additionally served as our President from 1977 until 2003. Mr. Lanier previously served as a director of Genuine Parts Company, SunTrust Banks, Inc. and Crawford & Company until his retirement from those positions in April 2013, April 2012 and May 2010, respectively.

			Mr. Lanier was employed by our company for more than 45 years, and was an executive with our company for more than 35 years. He provided strong leadership to our company as we transformed from our historical domestic manufacturing roots into an international apparel design, sourcing and marketing company with a portfolio of owned and licensed lifestyle brands and company-owned retail operations. Mr. Lanier's long tenure with our organization provides him incomparable knowledge of our business, and his other varied business experiences, including having served on the boards of six publicly traded companies, including service on various committees of these boards, exemplifies his leadership skills and offers him insights into compensation and governance issues at public companies, all of which serve our Board well.
J. Reese Lanier*	71	1974	Mr. Lanier was self-employed in farming and related businesses and had this occupation for more than five years until his retirement in 2009.

			Mr. Lanier has been affiliated with our company in various official and unofficial capacities for more than 50 years, including having served as a director for more than 35 years. His father was one of the founders of our company. Mr. Lanier's deep knowledge of our business and industry, coupled with his business acumen as a sole proprietor, serves our Board well.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Dennis M. Love	58	2008	Mr. Love is Chairman and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging. Mr. Love was elected Chairman of Printpack Inc. in 2013, and has served as Chief Executive Officer of Printpack Inc. since 1987. Mr. Love also served as President of Printpack Inc. from 1987 until 2013. Mr. Love currently serves as a director of AGL Resources, Inc., as Chairman of its Nominating, Governance and Corporate Responsibility Committee and as a member of its Audit and Executive Committees. Mr. Love is also a director of the Cleveland Group, Inc. Mr. Love served as a director of Caraustar Industries, Inc. from 1999 until its reorganization in 2009.

			Mr. Love has more than 25 years of experience as a chief executive and has extensive service as a director of public companies, including having served on the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. The insight Mr. Love gained through these board affiliations serves our Board and our Nominating, Compensation & Governance Committee well. In addition, Mr. Love's stewardship of Printpack Inc.'s international expansion, as well as successful domestic and international acquisitions, allows him to offer key insights into our operations.
Clarence H. Smith	63	2003
			Mr. Smith is Chairman of the Board, President and Chief Executive Officer of Haverty Furniture Companies, Inc., a full-service home furnishings retailer. Mr. Smith was elected Chairman of Haverty Furniture Companies, Inc. in 2012 and has served as its President and Chief Executive Officer since 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager-Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. Mr. Smith serves on the Executive Committee of Haverty Furniture Companies, Inc.

			Mr. Smith has more than 15 years of senior management experience at Haverty Furniture Companies, Inc. Haverty Furniture Companies, Inc. is an Atlanta-based, publicly traded company with more than 100 showrooms in 16 states in the Southern and Midwestern regions of the United States, which affords our company, Board and Nominating, Compensation & Governance Committee valuable insight into compensation, governance and general business practices at a company with a brand management focus and retail and other direct-to-consumer business activities.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Clyde C. Tuggle	52	2011	Mr. Tuggle is Senior Vice President and Chief Public Affairs and Communications Officer of The Coca-Cola Company. From 1998 to 2000, Mr. Tuggle worked in Coca-Cola's Central European Division Office in Vienna where he held a variety of positions, including as Director of Operations Development, Deputy to the Division President and Region Manager for Austria. In 2000, Mr. Tuggle was elected Vice President of The Coca-Cola Company. In 2003, he was elected Senior Vice President of The Coca-Cola Company and appointed Director of Worldwide Public Affairs and Communications. From 2005 until 2008, Mr. Tuggle served as President of Coca-Cola's Russia, Ukraine & Belarus Business Unit. From 2008 to 2009, Mr. Tuggle served as Coca-Cola's Senior Vice President, Corporate Affairs and Productivity. In 2009, Mr. Tuggle was named Coca-Cola's Senior Vice President, Global Public Affairs and Communications. Mr. Tuggle is a member of the Board of Directors of Georgia Power Company.

			Mr. Tuggle has more than 10 years of executive management experience at a publicly traded company heavily focused on brand management, including oversight of various aspects of Coca-Cola's international operations, that serve our Board well as certain of our operating groups expand their international operations. In addition, Mr. Tuggle's experience at Coca-Cola includes oversight of investor relations and public communications issues that provide key insights to our Board and Audit Committee.
Helen B. Weeks	59	1998
			Ms. Weeks founded Ballard Designs, Inc. in 1983 and served as Chief Executive Officer until she retired in 2002. Ballard Designs, Inc. is a home furnishing catalog business which is currently part of HSN, Inc. Ms. Weeks also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60.

			Ms. Weeks has approximately 20 years of experience in a chief executive capacity. Ms. Weeks' experience in direct-to-consumer businesses, including a catalog business, in particular with business activities aimed at demographics overlapping those of our various operating groups, serves our Board well.
E. Jenner Wood III	62	1995
			Mr. Wood was named Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank in April 2014 and has served as a Corporate Executive Vice President of SunTrust Banks, Inc. since 1994. Mr. Wood served as Chairman, President and Chief Executive Officer of the Atlanta/Georgia Division of SunTrust Bank from 2010 to 2013 and as Chairman, President and Chief Executive Officer of the Georgia/North Florida Division of SunTrust Bank from 2013 through March 2014. Mr. Wood previously served as President, Chairman and Chief Executive Officer of SunTrust Bank Central Group from 2002 to 2010. Mr. Wood is a member of the Board of Directors of The Southern Company. Mr. Wood previously served as a director of Crawford & Company until his retirement from that position in July 2013. Mr. Wood also previously served as a director of Georgia Power Company until his election to the Board of Directors of that entity's parent company, The Southern Company, in 2012.

			Mr. Wood's professional career includes 20 years in executive management positions with SunTrust Banks, Inc. and its various affiliates. Mr. Wood's insights with respect to financial issues and the financial services industry generally, including as it relates to the retail and business aspects of SunTrust Bank's operations, together with his extensive experience on the boards of directors and committees of various public and private companies, make him a valuable asset to our Board.

*
J. Hicks Lanier and J. Reese Lanier are first cousins.

Director Independence

        Our Corporate Governance Guidelines provide that we will have a majority of "independent" directors under the NYSE's listing standards, as determined by the Board, and that, at least annually, our Nominating, Compensation & Governance Committee, or NC&G Committee, will review each relationship that exists with a director and his or her related interests for the purpose of determining whether the director is independent. Based on our NC&G Committee's review, our Board annually considers the independence of each of our directors, as well as upon learning about intervening events that may impact director independence.

        In March 2014, our NC&G Committee and full Board considered director independence. As part of this consideration, our NC&G Committee and full Board broadly considered all relevant facts and circumstances, including the NYSE's corporate governance listing standards and all relevant transactions and relationships between each director (and his or her immediate family and affiliates) and our company and management to determine whether any relationship might impair the director's ability to make independent judgments.

        Based on this review and consistent with the recommendation of our NC&G Committee, our Board affirmatively determined that the following nine directors are independent: Thomas C. Gallagher; George C. Guynn; John R. Holder; J. Reese Lanier; Dennis M. Love; Clarence H. Smith; Clyde C. Tuggle; Helen B. Weeks and E. Jenner Wood III.

        In evaluating the independence of our directors, our Board and NC&G Committee gave particular consideration to the following relationships and transactions:

  •
  Mr. Thomas C. Gallagher served on our Board from 1991 until 2007, when he resigned in order to eliminate a director interlock relationship that existed based on Mr. J. Hicks Lanier's service on the Compensation Committee of Genuine Parts Company; our Chairman and previous Chief Executive Officer J. Hicks Lanier served as a member of the Board and chair of the Compensation Committee of Genuine Parts Company until his retirement from those positions in 2013; and two of our other directors, George C. Guynn and John R. Holder, currently serve as directors of Genuine Parts Company;

  •
  Mr. J. Reese Lanier beneficially owns or has the ability to direct the voting of 1.3% of our outstanding common stock; Mr. Lanier was an employee of our company more than 45 years ago; Mr. Lanier is a first cousin of Mr. J. Hicks Lanier, our Chairman and retired Chief Executive Officer; and Mr. Lanier's son had served as one of our executive officers until October 2007;

  •
  Mr. Clyde C. Tuggle's employer The Coca-Cola Company is a vendor to our company, including providing products to our Tommy Bahama Group's restaurant division in the ordinary course of business; and

  •
  As described later in this proxy statement under the heading "Certain Relationships and Related Transactions," subsidiaries of SunTrust Banks, Inc. (which we refer to collectively with its subsidiaries as "SunTrust"), Mr. E. Jenner Wood III's employer, act as agent and lender and provide other services under a $235 million syndicated, revolving credit facility that we maintain, with aggregate payments to SunTrust of less than 1% of our gross revenues during fiscal 2013; and between December 2008 and January 2009, Mr. Wood concurrently served as an executive officer of SunTrust while Mr. J. Hicks Lanier served as a member of the compensation committee of SunTrust.

        Our Board determined that these payments and relationships were not material to a determination that the applicable directors were independent. As a result and taking into consideration, among other things, the objectivity of Messrs. Gallagher, J. Reese Lanier, Tuggle and Wood at previous meetings of our Board, our Board determined that each is independent.

        Mr. J. Hicks Lanier served as our Chief Executive Officer until his retirement at the end of 2012 and, accordingly, is not independent. Mr. Chubb is currently our Chief Executive Officer and President, and therefore not independent.

Corporate Governance Guidelines; Conduct Policies

        Our Board has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board and its committees. In accordance with its charter, our NC&G Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. As provided under our Corporate Governance Guidelines, our Board annually conducts a self-evaluation. Our NC&G Committee oversees our Board's self-evaluation process. Our Board has the authority to engage its own advisors and consultants.

        Our Board has also adopted a Code of Conduct for all of our directors, officers and employees, as well as an ethical conduct policy that applies to our senior financial officers, including, among others, our chief executive officer and our chief financial officer and controller. We intend to disclose amendments to our Code of Conduct and our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-substantive amendments) and material waivers of (or failure to enforce) any provisions of these conduct policies (if applicable to any of our directors or executive officers) on our Internet website at www.oxfordinc.com.

Board Meetings and Committees of our Board of Directors

        During fiscal 2013, our Board held four meetings and committees of our Board held a total of six meetings. During fiscal 2013, each of our directors attended 100% of the meetings of our Board and of all committees of which the director was a member during the period he or she was a director or committee member.

        Although we do not have a formal policy requiring attendance by directors at our annual meetings of shareholders, as stated in our Corporate Governance Guidelines, we encourage directors to attend our annual meetings of shareholders in person. In order to facilitate attendance by our directors, we generally schedule our annual meetings of shareholders to coincide with the date of a quarterly meeting of our Board. Nine of our directors attended our 2013 annual meeting of shareholders.

        Our Board has a standing Executive Committee, Audit Committee and NC&G Committee. The following table identifies the members of each of these committees as of April 17, 2014 and the number of meetings held by each of these committees (and actions taken by written consent in lieu of meetings) during fiscal 2013.

Name	Executive Committee	Audit Committee	NC&G Committee
Thomas C. Chubb III	X
Thomas C. Gallagher*		X
George C. Guynn*		chair
John R. Holder*		X
J. Hicks Lanier	chair
J. Reese Lanier*
Dennis M. Love*	X		X
Clarence H. Smith*	X		chair
Clyde C. Tuggle*		X
Helen B. Weeks*			X
E. Jenner Wood III*	X

Total Number of Meetings	1	4	1
Actions by Written Consent	0	1	4

*
Independent Director

  Executive Committee

        Our Executive Committee has the power to exercise the authority of the full Board in managing the business and affairs of our company, except that our Executive Committee does not have certain powers that are reserved to our full Board under Georgia law. In practice, our Executive Committee serves as a means for taking action requiring our Board's approval between its regularly scheduled meetings.

  Audit Committee

        Our Audit Committee was established in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the "SEC") to assist our Board in fulfilling its responsibilities with respect to oversight of the following: (1) the integrity of our financial statements, reporting processes and systems of internal controls; (2) our compliance with applicable laws and regulations; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of our internal audit department and our independent registered public accounting firm.

        The principal duties and responsibilities of our Audit Committee are set forth in its charter. Pursuant to its charter, our Audit Committee has the express authority to retain, at our company's expense, any outside legal, accounting or other advisors that it deems necessary or helpful to the performance of its responsibilities. Our Audit Committee may exercise additional authority prescribed from time to time by our Board.

        Our Board annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review in March 2014, our Board determined that each of Mr. Guynn and Mr. Holder is an "audit committee financial expert," as that term is defined by SEC rules and regulations, and all of the members of our Audit Committee are financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations.

  Nominating, Compensation & Governance Committee (or NC&G Committee)

        The purpose of our NC&G Committee is to: (1) assist our Board in fulfilling its responsibilities with respect to the compensation of our executive officers; (2) recommend candidates for all directorships to be filled; (3) identify individuals qualified to serve as members of our Board; (4) review and recommend committee appointments; (5) take a leadership role in shaping our corporate governance; (6) develop and recommend to our Board for adoption our Corporate Governance Guidelines; (7) lead our Board in an annual review of its own performance; and (8) perform other functions that it deems necessary or appropriate. Our Board of Directors has determined that all members of our NC&G Committee are independent in accordance with the NYSE's corporate governance listing standards. Pursuant to its charter, our NC&G Committee has the express authority to retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor, at our company's expense.

        Our NC&G Committee also has the following responsibilities, among others, related to compensation matters: (1) administering our stock option and restricted stock plans; (2) administering our Executive Performance Incentive Plan, or "EPIP"; (3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation; (4) reviewing and approving the compensation of our non-CEO executive officers; and (5) making recommendations to our Board regarding certain incentive compensation plans and equity-based plans. In addition, as part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking.

        In light of new NYSE rules, our Board evaluated the independence of the members of our NC&G Committee. Following its review in March 2014, our Board determined that all of the members of our NC&G Committee meet the enhanced independence standards applicable to compensation committee members in accordance with the NYSE's corporate governance listing standards.

        For information about the role of executive officers and compensation consultants in determining compensation, see "Executive Compensation—Compensation Discussion and Analysis" below.

Meetings of Non-Employee Directors

        Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately in executive sessions. Mr. E. Jenner Wood III, as our presiding independent director, chaired the meetings of our non-employee directors during fiscal 2013.

Board Leadership

        Our Board is currently comprised of nine independent directors; one non-independent, non-management director (our retired Chief Executive Officer Mr. J. Hicks Lanier); and one management director (our current Chief Executive Officer Mr. Chubb). Until his retirement as our Chief Executive Officer in December 2012, Mr. J. Hicks Lanier served in the dual capacity of Chief Executive Officer and chair of our Board. Based upon his insights into the day-to-day operations of our business and his long tenure on our Board and the continuity that his experience offered, we believed that our company and shareholders were best served by having Mr. Lanier serve in both capacities. Our Corporate Governance Guidelines expressly provide that our Board should make the decision as to who should serve as its chair based on the relevant factors applicable at the time.

        In 2013, we separated the roles of chair of our Board (Mr. Lanier) and Chief Executive Officer (Mr. Chubb). We also have a presiding independent director (Mr. Wood). In connection with Mr. Lanier's retirement from his position as our Chief Executive Officer, consistent with our Board's periodic review, our Board considered the factors relevant to establishing an effective leadership structure. Based upon these considerations, including enabling Mr. Lanier to effectively provide advice to, and independent oversight of, management, our Board believed that Mr. Lanier's continued service as the chair of our Board was appropriate, while Mr. Chubb, in his capacity as our Chief Executive Officer, focuses on the daily operations of our business, the activities of our operating groups, our business objectives and other factors impacting our business.

        In his capacity as the presiding independent director, Mr. Wood sets the agenda for, and chairs, executive sessions of our non-employee directors; serves as a liaison between independent directors and our Chairman and our Chief Executive Officer; and serves as a liaison between our shareholders and our independent directors. As presiding independent director, Mr. Wood is in regular contact with our Chairman and our Chief Executive Officer about our operating results and activities, risks to our business and business prospects.

        With an active, engaged presiding independent director, a non-management and long-tenured chair with vast experience in public company matters and the operations of our business, a supermajority of independent directors, regular meetings of our non-employee directors in executive session, and our Audit Committee and NC&G Committee (each of which reports to our full Board on a quarterly basis on significant committee activities) comprised solely of independent directors, our Board believes that its current leadership structure is in the best interests of our organization and our shareholders.

Board's Role in Risk Oversight

        Our Board is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company's risk assessment and risk management. At our Audit Committee's direction and with its oversight, we conduct an enterprise risk management program (which we refer to as the "ERM program") on an ongoing basis. At each quarterly meeting of our Audit Committee, a significant portion of time is devoted to a management report to the committee on the status of the ERM program and/or particular risks faced by our company. Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board on our ERM program. In addition to our ERM program, our Board examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.

        As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. In particular, our compensation program provides for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets. For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business location within that operating group. Each cash incentive award for an individual employee within our organization is subject to a maximum amount payable to the individual. Our senior management and, with respect to our executive officers, our compensation committee, approve applicable performance targets taking into consideration our detailed, internal budgets for upcoming fiscal periods. These members of senior management have access to daily retail sales data and receive monthly financial reports, and they review and analyze deviations from the budgeted plans to assess whether, among other things, the deviations were the result of inappropriate risk taking. We have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company.

Website Information

        We have posted our Corporate Governance Guidelines, our Code of Conduct, our ethical conduct policy for our senior financial officers, our Audit Committee charter and our NC&G Committee charter under the "Corporate Governance" link under the "Investor Relations" tab on our Internet website at www.oxfordinc.com.

Director Nomination Process

        In accordance with our Corporate Governance Guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors in the context of the make-up of our Board. This assessment includes issues such as independence, expertise, age, diversity, general business knowledge and experience, financial literacy and expertise, availability and commitment, and other criteria that our NC&G Committee finds to be relevant.

        Consistent with our Corporate Governance Guidelines, our NC&G Committee recognizes that a diversity of viewpoints and practical experiences can enhance our Board's effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating the diversity of potential director candidates to give particular consideration to the diverse experiences and perspectives that a prospective candidate may bring to our Board. In order to accomplish its objectives, our NC&G Committee's evaluations of potential candidates generally involve a review of the candidate's background and credentials, interviews of a candidate by members of our Board, and discussions among our directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by our Board to fill a vacancy.

Director Compensation

  Compensation Program for Fiscal 2013

        During fiscal 2013, our non-employee directors received compensation in accordance with the following program guidelines: (1) an annual stock retainer in the form of restricted stock (subject to a vesting period generally coinciding with one year of service on our Board) granted to each non-employee director with a grant date fair value of $45,000; (2) an annual cash retainer of $30,000 payable in quarterly installments to each non-employee director; (3) an additional $12,500 annual cash retainer payable in quarterly installments to the chair of our Audit Committee; (4) an additional $10,000 annual cash retainer payable in quarterly installments to the chair of our NC&G Committee; and (5) a $1,250 meeting fee for each committee or board meeting attended.

        To further encourage our directors to enhance their ownership of our stock, our non-employee directors are given the option to elect to receive the $30,000 annual cash retainer in the form of a one-time restricted stock grant having a grant date fair value of $30,000. For fiscal 2013, two of our non-employee directors elected to receive the $30,000 annual cash retainer in the form of restricted stock.

        Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. The number of shares of our restricted stock to be issued in respect of each non-employee director's annual stock retainer (and in respect of the annual cash retainer, if a director elected to receive that portion of his retainer in the form of stock) was based on the closing price of our common stock as reported on the NYSE as of the grant date for the restricted stock.

        Under our deferred compensation plan, our non-employee directors are eligible to defer receipt of up to 100% of their cash retainers and/or board and committee meeting fees. Non-employee directors are permitted to "invest" their deferred fees among a platform of investment options that are available to our employees who participate in the plan. Our deferred compensation plan is an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating directors with the long-term interests of our shareholders. Two of our non-employee directors participated in our deferred compensation plan during fiscal 2013.

        Employee directors do not receive an annual retainer or meeting fees for their service on our Board.

  Director Compensation for Fiscal 2013

        The table below summarizes the compensation for our non-employee directors for fiscal 2013.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas C. Gallagher	28,760	44,990	389	74,139
George C. Guynn	52,510	44,990	570	98,070
John R. Holder	10,058	74,942	795	85,795
J. Hicks Lanier	37,510	44,990	389	82,889
J. Reese Lanier	35,010	44,990	570	80,570
Dennis M. Love	7,558	74,942	795	83,295
Clarence H. Smith	47,510	44,990	570	93,070
Clyde C. Tuggle	40,010	44,990	570	85,570
Helen B. Weeks	36,260	44,990	570	81,820
E. Jenner Wood III	36,260	44,990	570	81,820

(1)
The values for stock awards in this column represent the grant date fair value of restricted stock granted in fiscal 2013, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Information about the assumptions used to value these awards can be found under the captions "Equity Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2013 Annual Report on Form 10-K. As of February 1, 2014, Mr. Holder and Mr. Love each held 841 restricted shares of our common stock, while each of our other non-employee directors held 721 restricted shares of our common stock.

(2)
Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. In addition, from time to time, our directors receive discounted and complimentary apparel and related merchandise. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our directors and, in accordance with SEC rules and regulations, have excluded them from this table.

 EXECUTIVE OFFICERS

        All of our executive officers are elected by and serve at the discretion of our Board. The following table sets forth information about our executive officers as of April 17, 2014:

Name	Age	Title	Biography
Thomas C. Chubb III	50	Chief Executive Officer and President	Mr. Chubb is our Chief Executive Officer and President. He has held that position since 2013. Mr. Chubb served as our President starting in 2009, as our Executive Vice President from 2004 until 2009, and as our Vice President, General Counsel and Secretary from 1999 to 2004. Mr. Chubb has served as a member of our Board since 2012.
Scott A. Beaumont	60	CEO, Lilly Pulitzer Group
			Mr. Beaumont is CEO, Lilly Pulitzer Group (one of our operating groups), and has held that position since 2010 when we acquired Sugartown Worldwide, Inc. and its Lilly Pulitzer® operations. Prior to our acquisition of Sugartown, Mr. Beaumont served as its Chairman and Chief Executive Officer since co-founding the company in 1993. Mr. Beaumont has served as a member of the Board of Directors of CSS Industries, Inc. since 2005 and currently serves as a member of its Audit Committee and its Nominating and Governance Committee.

Thomas E. Campbell	50	Executive Vice President—Law and Administration, General Counsel and Secretary	Mr. Campbell was promoted to Executive Vice President-Law and Administration, General Counsel and Secretary in March 2014. Mr. Campbell was our Senior Vice President-Law and Administration, General Counsel and Secretary from 2011 until his promotion in March 2014. Mr. Campbell served as our Senior Vice President-Law, General Counsel and Secretary from 2008 to 2011 and as our Vice President-Law, General Counsel and Secretary from 2006 to 2008.
K. Scott Grassmyer	53	Executive Vice President—Finance, Chief Financial Officer and Controller
			Mr. Grassmyer was promoted to Executive Vice President-Finance, Chief Financial Officer and Controller in March 2014. Mr. Grassmyer was our Senior Vice President-Finance, Chief Financial Officer and Controller from 2011 until his promotion in March 2014. Mr. Grassmyer served as our Senior Vice President, Chief Financial Officer and Controller from 2008 to 2011 and as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

J. Wesley Howard, Jr.	54	President, Lanier Clothes	Mr. Howard is President, Lanier Clothes (one of our operating groups) and has held that position since 2011. Since becoming President, Lanier Slates for Lanier Clothes in 1997, Mr. Howard has served in various capacities for Lanier Clothes, including as President, Special Programs from 2005 to 2010, as President, Brands and Special Programs during a portion of 2010 and as President, Sales and Merchandising during a portion of 2011.
Terry R. Pillow	61	CEO, Tommy Bahama Group
			Mr. Pillow is CEO, Tommy Bahama Group (one of our operating groups), and has held that position since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear.

 EXECUTIVE COMPENSATION

Introduction

        In this section of the proxy statement, we provide information about our executive compensation program specifically as it relates to our "named executive officers," or NEOs. This information includes: (1) a Compensation Discussion and Analysis discussing, among other things, how and why our NC&G Committee (which we refer to in this section of the proxy statement as our "compensation committee") made its fiscal 2013 compensation decisions for our NEOs; (2) the compensation tables required by the SEC's rules and regulations; and (3) a summary of certain limited arrangements with our NEOs that provide for payments upon defined change of control events or upon termination of employment.

        For fiscal 2013, our NEOs are as follows: (1) Mr. Thomas C. Chubb III, our Chief Executive Officer and President; (2) Mr. K. Scott Grassmyer, our Executive Vice President-Finance, Chief Financial Officer and Controller; (3) Mr. Thomas E. Campbell, our Executive Vice President-Law and Administration, General Counsel and Secretary; (4) Mr. J. Wesley Howard, Jr., President, Lanier Clothes; and (5) Mr. Terry R. Pillow, CEO, Tommy Bahama Group.

        Because Mr. Campbell first became an NEO in fiscal 2012 and Mr. Howard first became an NEO in fiscal 2013, in accordance with SEC rules and regulations, we have generally not included their compensation information for periods prior to when they became an NEO.

Compensation Discussion and Analysis

  Executive Summary

        We are a global apparel company that designs, sources, markets and distributes products bearing the trademarks of our company-owned lifestyle brands, as well as certain licensed and private label apparel products. Our portfolio of owned brands includes Tommy Bahama®, Lilly Pulitzer® and Ben Sherman®. Our business strategy is to develop and market compelling lifestyle brands and products that evoke a strong, emotional response from our target consumers. We strive to develop businesses that can drive sustained profitable growth and enhance long-term shareholder value.

        Objectively, fiscal 2013 was for the most part a successful year. Notably:

  •
  year-over-year, we were able to achieve net sales growth of 7%, with revenues exceeding $900 million during fiscal 2013, driven primarily by strong performances in our Tommy Bahama and Lilly Pulitzer operating groups, and had solid growth in both operating income and earnings per share;

  •
  our Lanier Clothes operating group had modest sales growth during the year, despite continued challenging conditions in the tailored clothing market, and continued to deliver on the bottom line with an operating margin of 10%, which overall exceeded our own initial expectations;

  •
  Tommy Bahama opened several high-profile retail locations during the year, including a retail-restaurant location in the Ginza district of Tokyo, Japan and retail store locations in downtown Sydney, Australia and on Michigan Avenue in Chicago;

  •
  we acquired the Tommy Bahama brand operations in Canada from our former licensee and now operate nine retail stores in Canada and have a direct-to-consumer e-commerce business shipping directly into the Canadian market;

  •
  Lilly Pulitzer continued to perform well with top-line year-over-year growth of 13% and four successful retail store openings; and

  •
  significantly, for our shareholders, we achieved total shareholder return of 54% during fiscal 2013 and finished the year with our stock price trading at $75.47 per share compared to $49.61 at the end of fiscal 2012.

        Despite our overall strong performance during fiscal 2013, we did fall short of our original goals for the year, which were based on our budgeting process at the end of fiscal 2012. While our Lanier Clothes operating group exceeded our targeted goals for the year in both sales and operating income, our other three operating groups fell short of our original fiscal 2013 plan. The compensation actually earned by our NEOs for fiscal 2013 reflects these shortfalls. The table below shows the total reported compensation for each of fiscal 2013, fiscal 2012 and fiscal 2011 by our NEOs, as reported below under

"—Compensation Tables—Summary Compensation Table for Fiscal 2013", and the total realizable compensation for our NEOs, giving effect to our actual performance during the relevant periods:

Name	Fiscal Year	Total Reported Compensation ($)	Total Realizable Compensation ($)(1)
Thomas C. Chubb III	2013	1,506,382	961,582
Chief Executive Officer and President	2012	1,462,437	1,427,552
	2 011	1,055,040	1,055,040
K. Scott Grassmyer	2013	672,138	399,738
Executive Vice President—Finance,	2012	646,928	632,789
Chief Financial Officer and Controller	2011	500,660	500,660
Thomas E. Campbell	2013	658,164	385,764
Executive Vice President—Law and Administration,	2012	635,360	621,221
General Counsel and Secretary
J. Wesley Howard, Jr.	2013	772,958	555,038
President, Lanier Clothes
Terry R. Pillow	2013	1,470,710	925,910
CEO, Tommy Bahama Group	2012	2,091,060	2,044,565
	2011	1,589,435	1,589,435

(1)
For purposes of calculating total realizable compensation, we started with the total reported compensation and then (x) excluded the value of any equity compensation that is ultimately unearned for a particular performance period and (y) revalued earned equity awards based on the closing price of our common stock on the last day of the performance period.

        When evaluating compensation paid to our NEOs and making compensation decisions, our compensation committee takes into consideration, among other things, the realizable pay earned by our NEOs in prior years in order to ensure that the compensation actually paid to our NEOs is competitive and achieves the desired objectives of retention, motivation and alignment of our executive officers' interests with those of our shareholders.

  Consideration of Last Year's Advisory Shareholder Vote on NEO Compensation

        At our 2013 annual meeting of shareholders, we held an advisory vote seeking shareholder approval of a "say-on-pay" proposal approving our NEO compensation program. At the 2013 annual meeting, 99% of the votes cast on our say-on-pay proposal were cast in support of our NEO compensation program, as described in our 2013 proxy statement. In light of the extraordinary shareholder support on last year's say-on-pay proposal, our compensation committee has not implemented changes to our compensation program for fiscal 2014 as a direct result of last year's advisory shareholder vote. However, our compensation committee regularly evaluates market compensation practices, taking into consideration information relating to compensation paid by peers and information furnished by management and compensation consultants, and implements changes as it deems appropriate.

  Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

  •
  maintain a strong link between pay and performance;

  •
  align our executive officers' interests with those of our shareholders; and

  •
  ensure that we are able to attract and retain talented individuals.

        Consistent with these objectives, our NEO compensation practices incorporate the following in consideration of the long-term best interests of our shareholders:

  •
  we tie a significant percentage of each NEO's potential cash and total compensation opportunities to performance of our company and/or our operating groups;

  •
  our NEOs do not have employment contracts;

  •
  we do not have severance arrangements with our NEOs;

  •
  we do not provide our NEOs with tax gross-ups;

  •
  our equity compensation awards are subject to a "double trigger" acceleration of vesting;

  •
  our performance-based equity compensation awards are subject to a clawback provision in the event of certain material restatements of our financial statements;

  •
  we do not pay dividends or dividend equivalents on performance-based equity compensation awards during the applicable performance period;

  •
  repricing of stock options is prohibited under our Long-Term Stock Incentive Plan (which we refer to as the "LTIP") absent shareholder approval;

  •
  we maintain stock ownership guidelines for our executive officers;

  •
  we have a retention guideline, or holding period, on exercised stock options and vested restricted stock that applies to our executive officers;

  •
  we have an anti-hedging policy prohibiting our directors and executive officers from hedging the economic risk of ownership of our company's stock;

  •
  we have a formal anti-pledging restriction applicable to our directors and executive officers; and

  •
  we provide only modest perquisites, namely complimentary or discounted availability of our products, that serve the best interests of our business and are common practice in our industry.

  Compensation Decision Process

        Compensation Committee; Compensation Consultants.    Pursuant to its charter, our compensation committee has the authority, with our company's funding, to retain or obtain the advice of a compensation consultant to assist in the evaluation of, among other things, chief executive officer and non-CEO executive officer compensation, provided, that it will retain such an advisor only after taking into consideration relevant factors relating to the advisor's independence from our management.

        In February 2012, our compensation committee completed a project which comprehensively reviewed the compensation paid to our executive officers. The project included benchmarking total compensation for the company's executive officers; updating the company's compensation peer group; conducting compensation market research; benchmarking best practices in compensation programs; and developing a new performance-based long-term incentive program. The compensation committee relied in part on work done by compensation consulting firm James F. Reda & Associates, or "Reda," which was engaged by the compensation committee in fiscal 2011 to provide program design, benchmarking and technical assistance, as well as work done by other members of management.

        The overall project provided a framework for compensation decisions in fiscal 2011 and fiscal 2012, and the information provided by Reda was utilized in developing the performance-based equity compensation programs approved by our compensation committee in fiscal 2012 and fiscal 2013.

        During fiscal 2013, our compensation committee retained Mercer (US) Inc. ("Mercer") as its compensation consultant to assist with various executive compensation matters, including proposals for the total compensation paid to our executive officers, and the individual components of executive officer compensation, and market data, including the peer group, used by management in reviewing executive officer compensation and influencing our Chief Executive Officer's recommendations to the compensation committee on compensation paid to our other NEOs. Because of the timing of our compensation committee's engagement of Mercer, Mercer's services did not affect any compensation decisions by our compensation committee in respect of NEO compensation during fiscal 2013, but did influence compensation decisions implemented and approved by our compensation committee for fiscal 2014.

        In relation to our compensation committee's retention of Mercer (US) Inc., our compensation committee considered various factors relating to the advisor's independence from our management, including those enumerated by the NYSE. As part of its evaluation, our compensation committee considered the following: Mercer's parent company provides certain insurance brokerage services to our company; the fees paid to Mercer's parent company in connection with those brokerage services represented a nominal amount of the revenues generated by that entity; Mercer's policies and procedures relating to conflicts of interest; the fact that the Mercer consultants that work with our company do not presently own any of our common stock; and certain present and historic business relationships between Mercer or its affiliates, on the one hand, and employers of certain of our compensation committee members. Following its review, our compensation committee concluded that Mercer was independent and that the engagement of Mercer did not raise a conflict of interest.

        In addition, during fiscal 2013, our company's management retained Towers Watson to evaluate the short-term cash incentive programs throughout our company. The recommendations of Towers Watson in connection with this engagement did not affect any compensation decisions in respect of fiscal 2013. In addition, the engagement was not focused on or specific to executive compensation. However, certain observations and recommendations by Towers Watson influenced certain management recommendations to, and decisions by, our compensation committee in respect of fiscal 2014.

        Key Participant Roles.    The following table summarizes the significant roles of the various key participants, including those of certain of our executive officers, in the decision-making process with respect to NEO compensation, in particular for fiscal 2013:

Participant	Roles
Board of Directors

•

Reviews and approves changes in equity and cash incentive plans available to our NEOs (other than those generally available to employees of our company on a non-discriminatory basis), including submission of plans to our shareholders for approval as may be required

•

Appoints the members of our compensation committee

Compensation Committee

•

Establishes and communicates the performance objectives for our Chief Executive Officer

•

Evaluates the performance of our Chief Executive Officer

•

Determines and approves the base salary and cash incentive award opportunities for our Chief Executive Officer

•

Reviews our Chief Executive Officer's performance evaluation and compensation recommendations for each of our other NEOs

•

Approves the base salary and cash incentive award opportunities for each of our other NEOs

•

Reviews and approves all equity compensation awards, including those to our NEOs

•

Oversees our company's risk profile that results from our compensation programs

Committee's Compensation Consultant (during fiscal 2011)

•

Reviewed compensation programs for our NEOs relative to market comparables

•

Provided recommendations on target cash and total compensation ranges for our NEOs for fiscal 2011 and on target equity compensation ranges for our NEOs for fiscal 2012

•

Assisted with program design for equity compensation programs

•

Summarized market data on various aspects of executive compensation, including market trends and practices

Committee's Compensation Consultant (during fiscal 2013)

•

Reviewed compensation programs for our NEOs relative to market comparables and made recommendations for fiscal 2014 total and component NEO compensation

•

Reviewed and provided recommendations for peer group composition for fiscal 2014

•

Provided recommendations for program design for equity compensation programs and cash incentive plans for our NEOs

Company Compensation Consultant (during fiscal 2013)	• Reviewed program design for cash incentive plans throughout our company and provided recommendations on changes for fiscal 2014
Chairman of the Board	• Regularly attends our compensation committee meetings • Provides input on performance of our Chief Executive Officer

Participant	Roles

Executive Officers

Chief Executive Officer

•

Regularly attends portions of our compensation committee meetings

•

Reviews performance of our other NEOs

•

Provides our compensation committee with base salary and target cash and equity incentive compensation recommendations for our other executive officers

•

Together with our Chief Financial Officer and other executive officers, recommends performance goals applicable to performance-based compensation

Executive Vice President—Finance, Chief Financial Officer and Controller

•

Regularly attends portions of our compensation committee meetings

•

Provides budget information and preliminary recommendations to our Chief Executive Officer and, ultimately, to our compensation committee on performance goals applicable to performance-based compensation

•

Provides and certifies financial information used in determining satisfaction of performance targets

•

Assists with design and implementation of compensation programs

Executive Vice President—Law and Administration, Secretary and General Counsel

•

Regularly attends portions of our compensation committee meetings

•

Prepares and provides agenda materials for our compensation committee meetings

•

Oversees review of market data on executive officer compensation, including applicable ranges of base salary and total cash compensation paid to comparable executives at comparator companies

•

Assists with design and implementation of compensation programs

•

Updates and summarizes key legal and corporate governance developments relating to compensation practices

        Market Data.    We utilize market surveys to obtain a general understanding of compensation practices and trends, and in evaluating market comparisons of compensation paid to our NEOs, when making compensation recommendations and decisions for our NEOs. For fiscal 2013 compensation reviews, we utilized the applicable Kenexa Global Consumer Goods Surveys; Mercer's Apparel and Retail Industry Surveys; and Towers Watson's General and Retail/Wholesale Industry Survey Reports on Executive Compensation. We do not have any input into the companies that make up these surveys.

        In addition, our compensation committee reviews compensation data obtained from publicly available sources for peer, or comparator, companies. For fiscal 2013, our compensation committee reviewed relevant compensation data from the following companies:

Ann Inc.	Fifth & Pacific Companies, Inc.	Quiksilver, Inc.
bebe stores, inc.	G-III Apparel Group, Ltd.	Steven Madden, Ltd.
Carter's, Inc.	Guess?, Inc.	The Talbots, Inc.
Chico's FAS Inc.	Kenneth Cole Productions, Inc.	True Religion Apparel, Inc.
Coldwater Creek, Inc.	lululemon athletica inc.	The Warnaco Group, Inc.
Columbia Sportswear Company	Maidenform Brands, Inc.	Urban Outfitters, Inc.
Delta Apparel, Inc.	Perry Ellis International, Inc.

  Elements of Executive Officer Compensation

        Total compensation for our NEOs in recent years has consisted of the following components:

Compensation Component	Overview	Purpose
Base Salary	Base salary provides a fixed amount of cash compensation to our NEOs.	Base salary provides a competitive level of guaranteed cash compensation that allows us to attract and retain qualified executives and to compensate them for performing basic job responsibilities.
Short-Term/Annual Incentive Compensation	Cash incentive awards under the EPIP provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.
Cash incentive awards are used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company's performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.

Performance-Based Equity Compensation	Performance-based equity incentive compensation awards provide our NEOs with equity compensation opportunities under our LTIP based on company performance and the satisfaction of additional service requirements.	Equity compensation further aligns the interests of our NEOs with those of our shareholders by encouraging retention, motivating our executive officers to work to achieve and exceed performance goals and rewarding increases in stock price.
Other Benefit Plan Participation Opportunities
	Our NEOs based are generally eligible to participate in various health, life insurance, retirement, stock purchase and disability benefit plans we have established for our U.S.-based employees and/or executives.	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available.

Perquisites	From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels, as well as complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise, and other minimal perquisites.	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.

        Target Compensation Levels / Mix.    In recent years, our compensation committee has generally utilized the median of total cash compensation (base salary and cash incentive awards) for similar positions identified using industry and general market data, as well as that of similarly situated executives at the peer company group, as a basis for evaluating and approving the target total cash compensation for our executive officers generally. In establishing specific base salary amounts and cash incentive award target amounts payable to any individual executive officer, our compensation committee takes into consideration a number of factors, such as the specific individual's duration with our company and in a specific role, prior performance and accomplishment of significant business strategies, the size of an operating group or business unit, the oversight and other responsibilities of the individual, the individual's prior employment experience and compensation history, other factors related to the scope or unique nature of the incumbent's job responsibilities, retention considerations, and geographic distinctions. The following table indicates how the total target cash compensation for our executive officers compared to the median of industry and general market data studied by our compensation committee for fiscal 2013:

Name	Base Salary	Target Cash Incentive	Total Target Cash Compensation	Market Data Median	NEO Target Relative to Market Data Median
Thomas C. Chubb III	$725,000	$725,000	$1,450,000	$1,781,000	81.4%
K. Scott Grassmyer	$325,000	$162,500	$487,500	$627,000	77.8%
Thomas E. Campbell	$325,000	$162,500	$487,500	$527,000	92.5%
J. Wesley Howard, Jr.	$305,000	$152,500	$457,500	$582,000	78.6%
Terry R. Pillow	$825,000	$495,000	$1,320,000	$847,000	155.8%

        In approving the amount of long-term equity compensation granted to our executive officers, our compensation committee reviews market data to understand trends and general compensation practices (for example, typical vesting periods and/or types and values of equity grants). In approving our fiscal 2013 performance-based equity compensation program, which is described under "—Long-Term Equity Incentive Compensation," our compensation committee also took into consideration market survey data on equity compensation ranges and recommendations made by the compensation consultant engaged by our compensation committee during fiscal 2011.

        Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, cash incentive awards, and long-term equity incentive compensation. In approving the total target compensation of our NEOs, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity compensation.

        Compensation Mix.    Our compensation committee generally increases target incentive award levels for an executive officer as such officer's responsibilities within our organization increase, thereby more heavily weighting the variable elements of compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals that are most likely to affect shareholder value. Our compensation committee believes that the best interests of our shareholders are served by subjecting a meaningful proportion of our NEOs' total compensation to the achievement of company and/or operating group performance that represents meaningful value to our company. As illustrated below, 63% of our Chief Executive Officer's total target direct compensation for fiscal 2013 was performance based, and 56% of our other NEOs' total target direct compensation for fiscal 2013 (on an aggregate basis) was performance based.

CEO	Other NEOs

  Base Salary

        Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our NEOs for the performance of their duties. Base salaries of our NEOs are reviewed on an annual basis. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) our Chief Executive Officer's recommended salaries for our other executive officers.

  Base Salaries for Fiscal 2013

        Chief Executive Officer's Review.    In March 2013, our compensation committee evaluated Mr. Chubb's performance during fiscal 2012, taking into consideration the fact that Mr. Chubb was Chief Executive Officer for only the last month of the period and oversaw only certain of our operating groups during the full year in his capacity as President. As part of its review, our compensation committee considered the company's performance and achievements during fiscal 2012, including:

  •
  consolidated net sales growth of 13% during fiscal 2012, driven in large part by strong performances at our Tommy Bahama and Lilly Pulitzer operating groups.

  •
  bottom-line growth of 8% and 42% for Tommy Bahama and Lilly Pulitzer, respectively, even as we invested heavily in future growth opportunities for those businesses.

  •
  continued strong performance at Lanier Clothes, which posted $11 million in operating income during the year;

  •
  new hires and assumption of greater responsibilities by our company's Corporate services organization, as well as the smooth transition Mr. Chubb had experienced in connection with his promotion to the position of Chief Executive Officer; and

  •
  various continued challenges and disappointing performances by our Ben Sherman operating group.

  Base Salaries for our NEOs.

        Following a review of relevant market data with respect to each of our NEOs, our compensation committee approved the following merit-based increases in base salary (effective April 2013 with respect to any increase):

	Base Salary
			Percentage Change
Name	Fiscal 2013	Fiscal 2012
Thomas C. Chubb III(1)	$725,000	$725,000	—
K. Scott Grassmyer	$325,000	$292,500	11.1%
Thomas E. Campbell	$325,000	$292,500	11.1%
J. Wesley Howard, Jr.	$305,000	$290,000	5.2%
Terry R. Pillow	$825,000	$800,000	3.1%

(1)
Our compensation committee reviewed market data regarding CEO compensation at peer group companies and at other companies in the retail/apparel industry and general industry in December 2012 in anticipation of Mr. Chubb's promotion. The committee took into consideration Mr. Chubb's salary history, his job performance and experience, input from our former Chief Executive Officer Mr. Lanier, and other factors, including the current compensation for other executive officers at our company. Based on this review, our compensation committee decided to increase Mr. Chubb's annual base salary from $600,000 to $725,000, effective January 1, 2013. In light of its recent increase to Mr. Chubb's base salary and the other compensation opportunities evaluated for Mr. Chubb in fiscal 2013, including the cash incentive award opportunity discussed below, our compensation committee did not make any further changes to Mr. Chubb's base salary for fiscal 2013.

  Short-Term Incentive Compensation

        Our compensation committee utilizes cash incentive awards under the EPIP to provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.

        For fiscal 2013, our compensation committee approved an annual cash incentive program for our NEOs. The program, which was similar in structure and operation to the program established in recent years, set target awards and performance goals based exclusively on the performance of our company or applicable operating group during the year. Our compensation committee retained "downward discretion" to reduce (but not to increase) the total cash incentive awards payable to any of our NEOs.

        Consistent with the objective of motivating our NEOs to achieve and exceed performance goals, our compensation committee approved target and maximum award levels expressed as a percentage of each NEO's base salary for fiscal 2013, as follows:

	Cash Incentive Awards (% of Base Salary)
Name	At Threshold	At Target	At Maximum
Thomas C. Chubb III	0.0	100.0	150.0
K. Scott Grassmyer	0.0	50.0	75.0
Thomas E. Campbell	0.0	50.0	75.0
J. Wesley Howard, Jr.	0.0	50.0	75.0
Terry R. Pillow	0.0	60.0	100.0

        For cash incentive awards that could become payable to Mr. Chubb, Mr. Grassmyer and/or Mr. Campbell, our compensation committee approved individual performance measures based on profit before taxes, as adjusted for specifically identified non-recurring or unusual items (PBT), of our company and/or each of our operating groups. The total incentive award for each of these individuals was comprised of distinct performance measure components tied to each of our operating groups and/or our company as a whole. PBT is a performance measure which we believe drives shareholder value by focusing management on the profitability of our company and/or operating groups, taking into consideration the cost of the capital being deployed.

        For cash incentive awards that could become payable to Mr. Howard, the incentive award was based entirely on our Lanier Clothes Group's satisfaction of applicable PBT targets. For cash incentive awards that could become payable to Mr. Pillow, the incentive award was based entirely on Tommy Bahama Group's satisfaction of applicable PBT targets. For each of these individuals, no incentive would be payable under the EPIP unless the applicable threshold performance measure for the applicable operating group was satisfied.

        In establishing performance targets for cash incentive award opportunities for each of our NEOs for fiscal 2013, our compensation committee took into consideration our original budgeted plans for the fiscal year and anticipated changes in our business(es) from the prior year. For purposes of the cash incentive award for Mr. Chubb, Mr. Grassmyer and Mr. Campbell, the table below sets forth the applicable performance measure and threshold, target and maximum performance targets established by our compensation committee for each of our operating groups and our company as a whole; the actual performance of each of our operating groups and our company as a whole during fiscal 2013; the proportion of the individual's total incentive opportunity allocated to each of our operating groups and our company as a whole; and the determination of the total incentive award (expressed as a percentage of each individual's target incentive opportunity) earned by each of these executive officers:

	Performance Target				Allocation of Total Cash Incentive Award
				Actual Performance		Bonus Contribution
Performance Measure(s) ($ in 000s)	Threshold	Target	Maximum
PBT of total/consolidated company	$57,555	$63,950	$70,345	< Threshold	15.0%	0.0%
PBT of Tommy Bahama Group	$51,566	$57,296	$63,026	$52,196	47.5%	5.2%
PBT of Lilly Pulitzer Group	$22,532	$25,605	$28,678	$23,191	17.5%	3.8%
PBT of Lanier Clothes Group	$4,550	$6,500	$8,450	$8,105	10.0%	14.1%
PBT of Ben Sherman Group	$(8,800)	$(3,800)	$1,200	< Threshold	10.0%	0.0%

Total Incentive Award (as % of Target)						23.1%

        For purposes of the cash incentive awards to Mr. Howard and Mr. Pillow, the table above includes the threshold, target and maximum performance targets established by our compensation committee for our Lanier Clothes Group and Tommy Bahama Group, respectively; and the actual performance of each of those operating groups during fiscal 2013.

        Based on our fiscal 2013 performance, each of our NEOs earned the following cash incentives in respect of fiscal 2013:

Name	Bonus Award at Target ($)	Bonus Award Earned (as % of Target)	Bonus Award Earned ($)
Thomas C. Chubb III	$725,000	23.1%	$167,475
K. Scott Grassmyer	$162,500	23.1%	$37,538
Thomas E. Campbell	$162,500	23.1%	$37,538
J. Wesley Howard, Jr.	$152,500	141.2%	$215,330
Terry R. Pillow	$495,000	11.0%	$54,450

  Long-Term Equity Incentive Compensation

        Our compensation committee utilizes stock-based incentive awards under the LTIP to incent our NEOs to remain with our company and further align the interests of our NEOs with those of our shareholders.

        In April 2013, our compensation committee approved a performance-based equity compensation program under the LTIP for, among others, our NEOs. The program was similar to the performance-based equity compensation program under the LTIP for our NEOs in respect of fiscal 2012. The fiscal 2013 awards provided the recipients with the opportunity to earn restricted share units contingent upon our achievement of certain earnings per share performance goals for our company during fiscal 2013. The restricted share units earned by recipients would be further subject to cliff vesting on May 1, 2017 and, if earned, were to be settled in shares of our common stock.

        The table below sets forth the grants approved by our compensation committee for each participating NEO for the fiscal 2013 LTIP program, including the number of restricted share units that would be earned at the threshold, target and maximum performance levels:

	2013 LTIP Awards (# of RSUs)
Name	At Threshold	At Target	At Maximum
Thomas C. Chubb III	0	10,000	15,000
K. Scott Grassmyer	0	5,000	7,500
Thomas E. Campbell	0	5,000	7,500
J. Wesley Howard, Jr.	0	4,000	6,000
Terry R. Pillow	0	10,000	15,000

        The awards would generally be forfeited if the recipient is not continuously employed by us through May 1, 2017. Accelerated vesting of the award is limited to a "double trigger" scenario (i.e., a change of control of our company and a termination of employment by the individual with good reason or by us or our acquirer without cause). In addition, amounts received or that may be received under the fiscal 2013 performance-based equity compensation program are subject to a clawback provision in the event of certain material restatements of our financial statements.

        From the actual grant of earned RSUs following the performance period and our compensation committee's certification of results for the year through the applicable vesting date, our participating NEOs would be paid dividend equivalents in cash as and when we pay cash dividends on shares of our common stock.

        Despite our strong performance during fiscal 2013, our actual earnings per share during fiscal 2013 were below the threshold performance goal of $2.88 established by the compensation committee in April 2013. Therefore, in March 2014, our compensation committee determined that no restricted share units were earned under the fiscal 2013 performance-based equity compensation program.

  Other Benefit Plans and Perquisites

        Retirement Savings Plan.    During fiscal 2013, we provided retirement benefits to our eligible employees, including the NEOs, under the terms of our tax-qualified retirement savings plan (which we also refer to as our "401(k) plan"). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. During calendar year 2013, we made matching contributions to participants who had achieved a minimum of one year of service under the plan of (1) 100% of the first 3% of the participant's compensation that is deferred and (2) 50% of the next 2% of the participant's compensation that was deferred.

        Our company contributions under the 401(k) plan are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately. Our NEOs are permitted to make contributions to the plan solely from pre-tax compensation. Our NEOs participate in our 401(k) plan on the same terms as other "highly compensated employees" (determined under applicable Internal Revenue Service guidelines) of our company. During fiscal 2013, Messrs. Chubb, Grassmyer, Campbell and Howard participated in our 401(k) plan. Company contributions for each NEO during fiscal 2013 under our 401(k) plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2013."

        Non-Qualified Deferred Compensation Plan.    We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the "Deferred Compensation Plan," to certain highly compensated employees based in the United States, including the NEOs. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based cash incentive award. The NEOs participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2013, all of our NEOs participated in the Deferred Compensation Plan.

        All deferral elections are irrevocable except in the case of a hardship. In respect of calendar year 2013, we made a contribution to each participant's account of (1) 4% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar year 2013 was $255,000), and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary following enrollment in the Deferred Compensation Plan. Company contributions for each NEO during fiscal 2013 under our Deferred Compensation Plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2013."

        The Deferred Compensation Plan is intended to offer our highly compensated employees, including our eligible NEOs, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating NEOs with the long-term interests of our shareholders.

        Because none of our NEOs received above-market, fixed rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2013." Earnings and related activity under the Deferred Compensation Plan by our NEOs during fiscal 2013 are described below under "—Compensation Tables—Fiscal 2013 Non-Qualified Deferred Compensation."

        Executive Medical Insurance Plan.    Certain key employees, including Messrs. Chubb, Grassmyer, Campbell and Howard are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer's beneficiary the lump sum amount in the event of death as a result of a covered accident.

        Company contributions for each NEO during fiscal 2013 under our executive medical insurance plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2013."

        Other Benefits.    In addition to some of the other compensation policies discussed above, our NEOs are generally eligible to participate in and receive the same health, life insurance and disability benefits, and to participate in certain other benefit plans such as our employee stock purchase plan, available to our employees generally, subject to distinctions in our plans that are applicable to employees of our subsidiaries and/or are based on residence requirements.

        Merchandise Discounts.    From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry.

  Written Arrangements

        Subject to the effect of local labor laws, all of our employees are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees. We do not currently have a written employment agreement with any of our NEOs.

  Stock Ownership and Retention Guidelines; Anti-Pledging/Hedging Policy

        Our Board has established stock ownership guidelines for our executive officers, including the NEOs. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of appointment to the applicable position. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as follows: Chief Executive Officer—4.0x; President—2.5x; Executive Vice Presidents—2.0x; and All Other Executive Officers (which includes the heads of each of our operating groups)—1.5x.

        Our Corporate Governance Guidelines also provide for a retention guideline, or holding period, of one year for stock acquired upon the exercise of options or lapse of restrictions on restricted stock (net of funds reasonably expected to be necessary to satisfy applicable taxes and/or pay the exercise price of stock options) that applies to our executive officers, including our NEOs.

        Pursuant to our Corporate Governance Guidelines and our insider trading policy, our directors and executive officers, including our NEOs, are prohibited from hedging the economic risk of ownership of our company's stock, including through the use of puts, calls, equity swaps or other derivative securities or from entering into any pledge arrangements after March 2013 that use our company's stock as collateral for a loan or other purposes.

  Tax Deductibility Considerations

        It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain NEOs that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP is structured to permit awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as it deems appropriate, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Compensation Tables

  Summary Compensation Table for Fiscal 2013

        The table below shows the compensation for each of fiscal 2013, fiscal 2012 and fiscal 2011 by our NEOs:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas C. Chubb III	2013	725,000	544,800	167,475	69,107	1,506,382
Chief Executive Officer and President	2012	614,423	359,979	397,440	90,595	1,462,437
	2011	550,000	—	420,750	84,290	1,055,040
K. Scott Grassmyer	2013	320,000	272,400	37,538	42,200	672,138
Executive Vice President—Finance,	2012	296,394	146,250	161,460	42,824	646,928
Chief Financial Officer and Controller	2011	280,615	—	180,094	39,951	500,660
Thomas E. Campbell	2013	320,000	272,400	37,538	28,226	658,164
Executive Vice President—Law and	2012	296,394	146,250	161,460	31,256	635,360
Administration, General Counsel and Secretary
J. Wesley Howard, Jr.	2013	302,692	217,920	215,330	37,016	772,958
President, Lanier Clothes
Terry R. Pillow	2013	800,199	544,800	54,450	71,261	1,470,710
CEO, Tommy Bahama Group	2012	790,387	479,987	723,202	97,484	2,091,060
	2011	750,000	—	750,000	89,435	1,589,435

(1)
The values for stock awards in this column represent the grant date fair value of performance-based equity incentive compensation awards approved in fiscal 2013 and fiscal 2012, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Awards with performance conditions are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found under the captions "Equity Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2013 Annual Report on Form 10-K. For fiscal 2013, the performance conditions under these stock awards were not met and ultimately no amounts were received by our NEOs.

Assuming the maximum level of performance conditions were met for stock awards during fiscal 2013, the grant date value of stock awards for fiscal 2013 for our NEOs would be as follows: Mr. Chubb—$817,200; Mr. Grassmyer—$408,600; Mr. Campbell—$408,600; Mr. Howard—$326,880; and Mr. Pillow—$817,200.

(2)
Amounts reported under "Non-Equity Incentive Plan Compensation" reflect cash incentive awards earned by each of our NEOs in respect of company and/or operating group performance during the applicable fiscal year under our EPIP, as described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(3)
Amounts reported under "All Other Compensation" for fiscal 2013 reflect the following amounts:

Name	Company Paid Life Insurance ($)	Executive Health Insurance ($)	Company Contributions to Defined Contribution Plans ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Dividends on Unvested Stock Awards ($)
Thomas C. Chubb III	1,518	10,155	10,313	34,582	12,539
K. Scott Grassmyer	—	18,033	10,220	8,908	5,038
Thomas E. Campbell	—	4,851	9,428	8,908	5,038
J. Wesley Howard, Jr.	1,610	12,864	10,268	8,149	4,125
Terry R. Pillow	1,584	—	—	51,459	18,219

      In addition, our NEOs, from time to time, receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels and may, from time to time, receive complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our NEOs and are excluded from this table.

  Grants of Plan-Based Awards in Fiscal 2013

        The following table presents information for fiscal 2013 regarding possible cash awards that could have been earned for fiscal 2013 performance under our EPIP and equity awards granted under our LTIP:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date							Grant Date Fair Value of Stock Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Chubb III	—	0	725,000	1,087,500	—	—	—	—
	4/5/13	—	—	—	0	10,000	15,000	544,800
K. Scott Grassmyer	—	0	162,500	243,750	—	—	—	—
	4/5/13	—	—	—	0	5,000	7,500	272,400
Thomas E. Campbell	—	0	162,500	243,750	—	—	—	—
	4/5/13	—	—	—	0	5,000	7,500	272,400
J. Wesley Howard, Jr.	—	0	152,500	228,750	—	—	—	—
	4/5/13	—	—	—	0	4,000	6,000	217,920
Terry R. Pillow	—	0	495,000	825,000	—	—	—	—
	4/5/13	—	—	—	0	10,000	15,000	544,800

(1)
Amounts set forth under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" reflect potential cash incentive awards in respect of company and/or operating group performance during fiscal 2013 under the EPIP, which is described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(2)
The number of shares set forth under "Estimated Future Payouts Under Equity Incentive Plan Awards" reflect potential restricted share units in respect of our performance during fiscal 2013 under the LTIP, which is described above under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation." Following fiscal 2013, our compensation committee determined no restricted share units were earned pursuant to these awards.

(3)
The values for stock awards in this column, computed in accordance with FASB ASC Topic 718, represent the grant date fair value of the restricted share units that may be earned at target performance; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures.

  Outstanding Equity Awards at Fiscal 2013 Year-End

        The following table provides information with respect to unvested restricted share units held by our NEOs as of February 1, 2014. Our NEOs did not hold any unexercised stock options at the end of fiscal 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas C. Chubb III	6,553	494,555
K. Scott Grassmyer	2,663	200,977
Thomas E. Campbell	2,663	200,977
J. Wesley Howard, Jr.	2,640	199,241
Terry R. Pillow	8,738	659,457

(1)
The restricted share units vest on March 31, 2016 and will be settled in shares of our common stock.

(2)
The market value of stock awards reported is computed by multiplying the number of shares of stock that have not vested by $75.47, the per-share closing price of our common stock on February 1, 2014.

  Option Exercises and Stock Vested During Fiscal 2013

        The following table provides information concerning exercises of stock options and the vesting of restricted stock for each of our NEOs during fiscal 2013. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon the exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Thomas C. Chubb III	13,000	467,513	50,000	2,956,500
K. Scott Grassmyer	—	—	20,000	1,182,600
Thomas E. Campbell	—	—	20,000	1,182,600
J. Wesley Howard, Jr.	—	—	15,000	886,950
Terry R. Pillow	—	—	75,000	4,434,750

(1)
The dollar amount is determined by multiplying (x) the number of shares of our common stock to which the exercise of the option related by (y) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the options.

(2)
Reflects the vesting of stock awards granted in 2009. The dollar amount is determined by multiplying (x) the number of shares of our common stock vested by (y) the per-share closing price of our common stock on the vesting date.

  Fiscal 2013 Non-Qualified Deferred Compensation

        The following table shows the activity under our Deferred Compensation Plan for each of our NEOs during fiscal 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Thomas C. Chubb III	15,058	34,582	5,728	(9,044)	176,424
K. Scott Grassmyer	19,460	8,908	30,213	(6,377)	210,949
Thomas E. Campbell	113,855	8,908	48,330	(10,756)	547,001
J. Wesley Howard, Jr.	6,277	8,149	19,649	—	186,128
Terry R. Pillow	8,202	51,459	(901)	—	278,214

(1)
The amounts reported in this column are also included in the "Salary" column or the "Non-Equity Incentive Plan Compensation" column for fiscal 2013 in the Summary Compensation Table above.

(2)
The amounts reported in this column are also included in the "All Other Compensation" column for fiscal 2013 in the Summary Compensation Table above.

(3)
Represent in-service distributions received in accordance with the terms of our Deferred Compensation Plan.

(4)
Reflects balances as of February 1, 2014.

(5)
The amounts reported in this column include amounts that are also reported as salary, non-equity incentive plan awards or all other compensation in the Summary Compensation Table above in fiscal 2013 and in prior years as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and Previously Reported in Prior Years' Summary Compensation Table ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and Current Year or Prior Years' Summary Compensation Table ($)
Thomas C. Chubb III	49,640	216,377	266,017
K. Scott Grassmyer	28,368	71,015	99,383
Thomas E. Campbell	122,763	127,901	250,664
J. Wesley Howard, Jr.	14,426	—	14,426
Terry R. Pillow	59,661	221,039	280,700

        Under the Deferred Compensation Plan, participants may elect to have contributions during a given calendar year distributed as either:

  •
  in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

  •
  following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

        Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.

Potential Payments on Termination or Change of Control

  LTIP Restricted Share Unit Awards

        The fiscal 2013 performance-based equity compensation program, as described under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation" above, as well as the similarly structured fiscal 2012 performance-based equity compensation program, provides for a "double trigger"—requiring a change of control of our company and a termination of the individual's employment either by the individual for good reason or us or our acquirer without cause (which we refer to as a "change of control termination")—acceleration of vesting.

        The following table summarizes the value of the shares of our common stock that would be realized by each NEO if a change of control termination had occurred on February 1, 2014 (which for this purpose assumes that the change of control of our company occurred prior to the end of fiscal 2013):

Name	Fiscal 2012 RSUs That Would Vest upon a Change of Control Termination (#)	Fiscal 2013 RSUs That Would Vest upon a Change of Control Termination (#)(1)	Value Realized on Vesting Following a Change of Control Termination ($)(2)
Thomas C. Chubb III	6,553	10,000	1,249,255
K. Scott Grassmyer	2,663	5,000	578,327
Thomas E. Campbell	2,663	5,000	578,327
J. Wesley Howard, Jr.	2,640	4,000	501,121
Terry R. Pillow	8,738	10,000	1,414,157

(1)
Pursuant to the terms of the fiscal 2013 program, if a change of control termination takes place where the change of control occurs prior to the end of fiscal 2013, the individual recipients would be entitled to receive the greater of (a) the number of shares of our common stock attributable to the recipient's target number of restricted share units pursuant to the program or (b) the actual number of restricted share units certified by our compensation committee as having been earned. Accordingly, the table assumes the target number of shares would vest.

(2)
The value of the common stock realized upon a change of control termination is computed by multiplying the sum of (a) the actual number of restricted share units received by the individual pursuant to the fiscal 2012 performance-based equity compensation program and (b) the target number of restricted share units that would be received by the individual pursuant to the fiscal 2013 performance-based equity compensation program by $75.47, the per-share closing market price of our common stock on February 1, 2014. Based on our EPS for fiscal 2013, no restricted share units were awarded to individual NEOs under the fiscal 2013 performance-based equity compensation program.

  Other Potential Post-Employment Payments

        Executive Medical Insurance Plan; Other Benefit and Welfare Plans.    Upon termination of employment, our NEOs are ineligible to continue participation under the Executive Medical Plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

        General.    We did not have any other arrangement, policy or plan that would provide payments or benefits to any of our NEOs as a result of a termination of any kind, including following a change of control, other than benefits payable to salaried employees of our company on a non-discriminatory basis.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

        In fulfilling its responsibilities, the Nominating, Compensation & Governance Committee reviewed and discussed with management the Company's Compensation Discussion and Analysis. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Fiscal 2013 Annual Report on Form 10-K.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dennis M. Love, Clarence H. Smith and Helen B. Weeks served on our NC&G Committee during fiscal 2013. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board or Executive Committee reviews and approves all transactions that are disclosable under Item 404(a) of Regulation S-K. To help identify these related party transactions, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews our contemplated transactions to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board should review.

        Our Board or Executive Committee will only approve those related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company. Consistent with our process for reviewing related party transactions, our Board or Executive Committee reviewed and approved each of the agreements described below.

  SunTrust; Mr. Wood

        Mr. E. Jenner Wood III, one of our directors, is Chairman, President and Chief Executive Officer of the Atlanta division of SunTrust Bank. An affiliate of SunTrust acted as lead arranger and bookrunner in connection with our 2012 amendment and restatement of our $235 million syndicated, revolving credit facility, and acted as lead arranger and book manager in connection with our refinancing of that credit facility during fiscal 2013, and certain other subsidiaries of SunTrust act as agent and lender and provide other services under this facility. The loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Our aggregate payments to SunTrust were less than $1.1 million during fiscal 2013, and these payments did not exceed 1% of our gross revenues during fiscal 2013 or 1% of SunTrust's gross revenues during its fiscal year ended December 31, 2013. Additional information relating to SunTrust's relationship with our company can be found under the caption "Related Party Transactions" in Note 11 in our Fiscal 2013 Annual Report on Form 10-K.

  Earnout Agreement; Mr. Beaumont

        In connection with our acquisition of Sugartown Worldwide, Inc. in 2010, we entered into an earnout agreement pursuant to which the beneficial owners of the capital stock of Sugartown prior to the acquisition would be entitled to earn up to $20 million in cash, in the aggregate, over the four years following the closing of the acquisition based on our Lilly Pulitzer Group's achievement of certain performance targets. Mr. Scott A. Beaumont, one of our executive officers who was appointed CEO, Lilly Pulitzer Group, in connection with our acquisition of Sugartown, together with various trusts for the benefit of certain of his family members, held a 50% ownership interest in the capital stock of Sugartown prior to the acquisition. We have paid the maximum $2.5 million in earnout payments in respect of the Lilly Pulitzer Group's operating results for each of fiscal 2011, fiscal 2012 and fiscal 2013.

AUDIT-RELATED MATTERS

Report of the Audit Committee

        The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company's financial reporting process and system of internal control over financial reporting.

        In fulfilling its responsibilities, the Audit Committee has:

  •
  reviewed and discussed with management the audited financial statements included in the Company's Fiscal 2013 Annual Report on Form 10-K;

  •
  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees;

  •
  received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence and discussed with Ernst & Young LLP its independence; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company's Fiscal 2013 Annual Report on Form 10-K.

Respectfully Submitted,

George C. Guynn, Chairman
Thomas C. Gallagher
John R. Holder
Clyde C. Tuggle

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes certain fees that we paid during each of fiscal 2013 and fiscal 2012 to Ernst & Young LLP, our independent registered public accounting firm, for professional services:

Fee Category	Fiscal 2013 ($)	Fiscal 2012 ($)
Audit fees	1,317,527	1,253,773
Audit-related fees	10,635	17,977
Tax fees	437,518	58,460
All other fees	—	—

Total fees	1,765,680	1,330,210

        Audit Fees.    "Audit fees" are fees for the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements included in Forms 10-Q filed with the SEC, statutory audits of subsidiaries and services provided in connection with statutory and regulatory filings and reviews of SEC comment letters.

        Audit-Related Fees.    "Audit-related fees" are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

        Tax Fees.    "Tax fees" are fees for tax compliance, planning and advisory services, including fees associated with tax planning and related advisory services associated with business acquisitions.

        The Audit Committee considered the effects that the provision of the services described above under the subheadings "Audit-related fees" and "Tax fees" may have on the auditors' independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services to be provided, and our Audit Committee is to be informed about each service provided.

        Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services, if any, pre-approved by the chair of our Audit Committee.

        The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. All of the fees detailed above paid to Ernst & Young LLP for fiscal 2013 and fiscal 2012 were pre-approved (either specifically or pursuant to the general pre-approvals granted under the policy) by our Audit Committee.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth certain information, as of April 17, 2014 (except as noted), regarding the beneficial ownership of shares of our common stock by owners of 5% or more of our common stock; our directors; our NEOs; and our directors and executive officers as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)		Percent of Class(1)
FMR LLC	1,761,514	(a)	10.71
Kornitzer Capital Management, Inc.	1,367,328	(b)	8.31
BlackRock, Inc.	1,207,857	(c)	7.34
The Vanguard Group	896,343	(d)	5.45
Thomas E. Campbell	26,857		*
Thomas C. Chubb III	69,073		*
Thomas C. Gallagher	5,991		*
K. Scott Grassmyer	25,571		*
George C. Guynn	9,159		*
John R. Holder	13,810		*
J. Wesley Howard, Jr.	9,142		*
J. Hicks Lanier	1,445,982	(e)	8.79
J. Reese Lanier	216,302	(f)	1.31
Dennis M. Love	12,642		*
Terry R. Pillow	46,837		*
Clarence H. Smith	10,538		*
Clyde C. Tuggle	2,615		*
Helen B. Weeks	6,206		*
E. Jenner Wood III	11,138		*
All directors and executive officers as a group (16 persons)	1,913,232		11.63

*
Less than 1%

(1)
Calculations based on an aggregate of 16,452,836 shares of our common stock outstanding as of the close of business on April 17, 2014. The number of shares and percentage of the class beneficially owned excludes unvested restricted share units awarded to our executive officers. The unvested restricted share units all vest on March 31, 2016 and are settled in shares of our common stock. The unvested restricted share units held by our NEOs are disclosed above under "Executive Compensation—Compensation Tables—Outstanding Equity Awards at Fiscal 2013 Year-End."

(a)
The shares reported are held by FMR LLC ("FMR") in its capacity as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the "Exchange Act"). As reported by FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. FMR reported sole voting power over none of the reported shares but sole dispositive power over all of the reported shares. As reported by FMR, the interest of one person, Fidelity Capital Appreciation Fund, an investment company registered under the Investment Company Act of 1940, amounted to 1,036,569 of the reported shares. As reported by FMR, members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The address for FMR is 245 Summer Street, Boston, MA 02210. This information was as of December 31, 2013 and was obtained from a Schedule 13G/A filed on February 14, 2014.

(b)
The shares reported are held by Kornitzer Capital Management, Inc. ("KCM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by KCM, KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. KCM reported sole dispositive power over 1,309,740 of the reported shares, shared dispositive power over the remaining reported shares, and sole voting power over all of the reported shares. The address for KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2013 and was obtained from a Schedule 13G/A filed on January 16, 2014.

(c)
The shares reported are held by BlackRock, Inc. ("BlackRock") in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. BlackRock reported sole voting power over 1,169,043 of the reported shares and sole dispositive power over all of the reported shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. This information was as of December 31, 2013 and was obtained from a Schedule 13G/A filed on January 29, 2014.

(d)
The shares reported are held by The Vanguard Group ("Vanguard") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Vanguard reported sole voting power over 19,935 of the reported shares, sole dispositive power over 867,608 of the reported shares and shared dispositive power over the remaining reported shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. This information was as of December 31, 2013 and was obtained from a Schedule 13G filed on February 12, 2014.

(e)
Consists of 328,167 shares held individually by Mr. J. Hicks Lanier, 581,600 shares held in various trusts, 469,268 shares held by a charitable foundation of which Mr. Lanier is a trustee and 66,947 shares held by Mr. Lanier's wife. Of the total number of shares, 327,446 shares held by Mr. Lanier are pledged as security pursuant to a pre-existing arrangement, which represents a 24% decrease in the number of shares pledged by Mr. Lanier at the time of our 2013 proxy statement. Mr. Lanier disclaims beneficial ownership of the 581,600 reported shares held in trusts and the 469,268 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(f)
Consists of 127,903 shares held individually by Mr. J. Reese Lanier, 51,899 shares held by a charitable foundation of which Mr. Lanier is a trustee, 36,000 shares held in a charitable remainder trust of which Mr. Lanier acts as trustee, and 500 shares held by Mr. Lanier's wife. Mr. Lanier disclaims beneficial ownership of the reported shares held by the charitable foundation and by his wife, and except to the extent of his pecuniary interest therein, disclaims beneficial ownership of the reported shares held by the charitable remainder trust.

        Under the SEC's rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership and changes in ownership of our equity securities. Due to the complexity of the SEC's reporting rules, our Legal Department undertakes to file such reports on behalf of our directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company's records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in fiscal 2013, except that Mr. J. Reese Lanier was less than two weeks late filing a Form 4 relating to a 10b5-1 trading plan sale of 200 shares of our common stock in May 2013.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning our equity compensation plans as of February 1, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
Employee Stock Purchase Plan(1)	—		503,361
Long-Term Stock Incentive Plan	56,521	(2)	1,256,599
Equity compensation plans not approved by security holders	—		—
Total	56,521	(2)	1,759,960

(1)
The number of securities to be issued under our ESPP is not determinable as of any date other than the last day of the applicable quarterly purchase period. Since the weighted average purchase price under our ESPP is not determinable as of any date other than the last day of the applicable quarterly purchase period, and, as of February 1, 2014, we had no other outstanding options, warrants or other rights with respect to shares of our common stock that require payment to us from the holder in exchange for the issuance of shares of our common stock, information relating to the exercise price of such outstanding options, warrants and rights are excluded from this table.

(2)
Reflects the number of shares of our common stock that, as of February 1, 2014, were to be granted pursuant to restricted share units granted under our LTIP. The restricted share units vest on May 1, 2017.

OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN

        The LTIP was originally adopted by our Board and approved by our shareholders in 2004 and was subsequently amended with the approval of our shareholders in 2006 and in 2009. Shareholder approval of the LTIP, specifically the material terms of the performance goals under the LTIP, is required under Internal Revenue Service regulations at least every five years in order to preserve our federal income tax deduction for performance-based equity compensation awarded under the LTIP. For this reason, we are asking our shareholders to approve the LTIP at this annual meeting.

        Reapproval of the LTIP by our shareholders, as described below under "Proposal No. 2," is necessary to preserve the Company's ability to grant awards under the LTIP to our executive officers that are intended to qualify as performance-based compensation fully deductible under Internal Revenue Code Section 162(m), as discussed further below.

        On March 25, 2014, our Board amended and restated the LTIP, in the form attached to this proxy statement as Appendix A. The material terms of the LTIP are described below and are materially the same as the plan as approved by our shareholders in 2009. Because the amendments to the LTIP approved by our Board in March 2014 were non-material, shareholder approval of those amendments to the LTIP was not required, and the plan as so approved by our Board became effective on March 25, 2014.

        With the exception of our Employee Stock Purchase Plan, pursuant to which our U.S.-based employees are permitted to purchase shares of our common stock at a pre-determined discount from the fair market value of our stock, the LTIP is the only equity compensation plan that allows us to grant stock-based awards to employees and non-employee directors. In recent years, performance- and service-based restricted shares and restricted share units have been the primary vehicle in our NC&G Committee's stock-based compensation strategy.

Summary of the LTIP

        The following summary of the LTIP, as amended and restated by our Board, is qualified in its entirety by the full text of the LTIP. Shareholders are encouraged to read the full text of the LTIP, a copy of which has been attached to this proxy statement as Appendix A.

Participation

•

Employees of our company and our subsidiaries selected by our NC&G Committee

•

Non-employee members of our Board

•

As of February 1, 2014, approximately 5,100 employees and nine non-employee directors were eligible to participate in the LTIP

Authorized Shares

•

Total number of shares authorized for issuance is 2,000,000 shares

•

As of April 17, 2014, there was an aggregate of 1,072,633 shares available for issuance under the LTIP (assuming (1) the vesting of all then outstanding unvested shares of restricted stock, (2) the grant of all shares of our common stock that could be granted pursuant to outstanding restricted share units, and (3) the grant of the maximum shares of our common stock that could be awarded pursuant to a performance-based equity compensation program approved by our NC&G Committee for fiscal 2014)

Award Limits

•

No individual may receive awards representing more than 300,000 shares of our common stock in any one year

•

The aggregate number of shares issued under the LTIP upon the exercise of incentive stock options may not exceed 200,000

Types of Awards	The following is a summary of the types of awards that may be made by our NC&G Committee under the LTIP:

Stock Options

•

Stock options to purchase shares of our common stock at a price equal to or greater than the fair market value of the stock on the grant date

•

May specify that the exercise price is payable by the optionee (i) in cash, (ii) by the transfer to our company of unrestricted shares of our common stock, (iii) with any other legal consideration the NC&G Committee may deem appropriate or (iv) any combination of these

•

No stock option may be exercised more than ten years from the date of grant

•

Each grant may specify a period of continuous employment with our company or any of our subsidiaries (or in the case of a non-employee director, service on our Board) necessary before the option or any portion thereof becomes exercisable

•

May provide for the earlier exercise of the option in the event of a change in control of our company or a similar event, subject to NC&G Committee discretion

•

May provide for the automatic grant of a reload option if the optionee surrenders shares of our common stock in payment of the option price, subject to NC&G Committee discretion

Stock Appreciation Rights

•

Entitle the participant to receive a payment equal to a percentage of the difference between the fair market value of our common stock on the date of grant and on the date of exercise

•

May specify that the amount payable upon exercise of the stock appreciation right may be paid (i) in cash, (ii) in shares of our common stock or (iii) any combination of these

•

May specify a waiting period before the stock appreciation rights are exercisable and/or permissible dates or periods on or during which the stock appreciation rights are exercisable, subject to NC&G Committee discretion

•

Must specify the period of continuous employment of the participant by our company or any of our subsidiaries (or in the case of a non-employee director, service on our Board) necessary before the right or installments thereof are exercisable, subject to NC&G Committee discretion

Restricted Share Awards

•

Immediately transfer to a participant ownership of a specific number of shares in return for the performance of services

•

Immediate entitlement to voting, dividend and other ownership rights in such shares, subject to the discretion of the NC&G Committee

•

May be made without additional consideration from the participant

•

May specify performance objectives that must be achieved for the restrictions to lapse or for the restricted shares to be granted, subject to NC&G Committee discretion

•

May be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by our NC&G Committee on the grant date

•

May provide for the earlier termination of such risk of forfeiture in the event of a change of control of our company or a similar event, subject to NC&G Committee discretion

Restricted Share Unit Awards

•

May specify one or more performance objectives to be met in order for the participant to earn all or some portion of the restricted share units, subject to NC&G Committee discretion

•

May be subject to earlier termination in the event of a change in control of our company or a similar event

•

To the extent earned, restricted share units will be paid to the participant at the time and in the manner determined by our NC&G Committee in (i) cash, (ii) shares of our common stock or (iii) any combination thereof

•

May provide for the payment to the participant of dividend equivalents in cash or in additional shares of stock on a current, deferred or contingent basis, subject to NC&G Committee discretion

Performance Objectives

•

The LTIP provides that grants of restricted shares and restricted share units may be made or become vested based upon "performance objectives"

•

NC&G Committee has the authority to determine what performance objectives will be used for a specific award.

•

May include the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest expense and taxes ("EBIT"); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees

•

May be established in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within our company or a subsidiary in which the participant is employed

•

Except in the case of an award intended to qualify under Section 162(m), if our NC&G Committee determines that a change in the business, operation, corporate structure or capital structure of our company, or the manner in which we conduct business, or other events or circumstances render the performance objectives unsuitable, our NC&G Committee may modify the performance objectives, or the related minimum acceptable level of achievement, in whole or in part, as our NC&G Committee deems equitable or appropriate.

Prohibition on Repricing	• Without prior approval of our shareholders, our NC&G Committee is prohibited from re-pricing any previously granted stock options

No Annual "Evergreen" Provision	• The LTIP provides a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares

Transferability

•

Except as provided below, no award under the LTIP may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant's lifetime only by the participant or, in the event of the participant's legal incapacity, the guardian or legal representative acting on behalf of the participant

•

NC&G Committee may expressly provide in an award agreement (other than an incentive stock option award agreement) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members or any other entity affiliated with the participant that our NC&G Committee may approve

Amendments

•

The LTIP may be amended from time to time by our Board

•

Without further approval by our shareholders, no amendment may increase the limitations set forth in the LTIP on the number of shares underlying certain types of awards, or on the number of shares that may be granted or issued in the aggregate or to individual participants during any given time period

Termination	• The LTIP will remain in effect until terminate d by our Board

Recent Awards under the LTIP

        Our NC&G Committee considers a number of factors in determining the amount and value of awards pursuant to the LTIP, including the impact to our existing shareholders. Our decision to not request additional shares in connection with our 2014 annual meeting of shareholders reflects our NC&G Committee's belief that the number of shares currently available for issuance pursuant to the LTIP is sufficient to achieve the committee's objectives with respect to equity compensation.

  Burn-Rate

        The table below summarizes awards pursuant to the LTIP during each of fiscal 2013, fiscal 2012 and fiscal 2011 and the corresponding one-year and three-year average burn-rate of shares under the LTIP.

Period	Restricted Share Grants	Restricted Share Units Awarded(1)	Non-Employee Director Grants	Total Grants	Simple Burn-Rate(2)
Fiscal 2013	—	59,129	8,170	67,299	0.4%
Fiscal 2012	—	—	8,887	8,887	0.1%
Fiscal 2011	40,000	—	7,993	47,993	0.3%
Three Year Avg. Burn-Rate					0.3%

(1)
Reflects the actual number of RSUs awarded under the LTIP in respect of the fiscal 2012 performance-based equity compensation program approved by our NC&G Committee, which represented 85.3% of the RSUs that would have been awarded at target for participants in the program who were employed by our company or one of its subsidiaries in March 2013, when the NC&G Committee determined our performance relative to target in respect of fiscal 2012.

(2)
Simple burn-rate calculated as the total number of grants divided by the weighted average shares outstanding.

  Dilutive Impact of LTIP

        The table below highlights the potential dilutive impact of our LTIP on our existing shareholders as of April 17, 2014, which our Board and NC&G Committee took into consideration when evaluating whether or not it was appropriate to amend the LTIP to increase the number of shares available for issuance:

Description	Shares (#)
Shares Available for Future Issuance	1,072,633
Outstanding Restricted Stock and RSUs	100,332
Maximum Restricted Shares and RSUs to be Awarded Under Outstanding Awards	148,325
Total Shares Outstanding	16,452,836
Potential Dilutive Impact of LTIP	8.0%

Section 162(m) Exemption

        Section 162(m) of the Internal Revenue Code prevents a publicly held corporation from claiming tax deductions for compensation in excess of $1,000,000 paid to certain of its senior executives. Compensation is exempt from this limitation if it is "qualified performance-based compensation." Because the LTIP does not permit stock options and stock appreciation rights to be granted with an exercise price lower than the fair market value of our common stock on the date of grant, these awards are two examples of performance-based compensation. Other types of awards, such as restricted shares and restricted share units that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by shareholders of the performance formulas or measures. Although the LTIP sets forth a list of objective performance measures on which such awards may be based, our NC&G Committee has discretion to establish targets or numerical goals based on these measures.

Federal Income Tax Consequences

        The following discussion outlines generally the federal income tax consequences relating to stock options, stock appreciation rights, restricted stock and restricted share units which can be granted under the LTIP to individuals who are both citizens and residents of the United States. Individual circumstances may change these results. This brief discussion is only a general summary based on current federal income tax laws, regulations, and judicial and administrative interpretations of the laws and regulations. Federal income tax laws and regulations are frequently amended, and such amendments may or may not affect transactions that already have occurred. Participants should look to their own tax advisor for advice regarding federal income tax treatment of awards made under the LTIP, as well as foreign, state, local and other tax consequences that are not addressed in this section of the proxy statement.

  Incentive Stock Options

        In general, a participant will not be taxed upon the grant or the exercise of an incentive stock option (which we refer to as an "ISO") that is intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code. For purposes of the alternative minimum tax, however, the participant will be required to treat an amount equal to the difference between the fair market value of our common stock on the date of exercise over the exercise price as an item of adjustment in computing the participant's alternative minimum taxable income. If the participant does not dispose of our common stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise of the ISO (collectively, the "ISO Holding Period"), a disposition of our common stock generally will result in long-term capital gain or loss to the individual with respect to the difference between the selling price and the exercise price. We will not be entitled to any federal income tax deduction as a result of such disposition. In addition, we generally will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

        If a participant disposes of our common stock acquired upon exercise of an ISO before the end of the ISO Holding Period, then in the year of disposition, the individual generally will recognize ordinary income, and we will generally be entitled to a federal income tax deduction. The amount of income and deduction will be an amount equal to the lesser of (1) the excess of the fair market value of our common stock on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price. Any gain in excess of the amount recognized by the participant as ordinary income will be taxed to the individual as short- or long-term capital gain (depending on the applicable holding period).

  Non-Incentive Stock Options

        A participant will not recognize any taxable income upon the grant of a non-incentive stock option (which we refer to as a "Non-ISO"), and we will not be entitled to a federal income tax deduction at the time of grant. Upon the exercise of a Non-ISO, the participant generally will recognize ordinary income in an amount equal to the excess of (1) the fair market value of our common stock on the date the shares are transferred pursuant to the exercise over (2) the exercise price.

        Special rules apply, however, if the participant exercises the Non-ISO within six months of the date of grant. If the sale of the shares within that six-month period could subject the participant to suit under Section 16(b) of the Exchange Act, the participant will not recognize income on the date the shares are transferred to him or her, but will recognize income at a later date. In this case, income will be based on the difference between the exercise price and the fair market value of the shares on the date that is the earlier of (1) six months after the date of the grant or (2) the first date that the shares can be sold by the participant without liability under Section 16(b). However, if the participant timely elects under Section 83(b) of the Internal Revenue Code, the fair market value of the shares will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b).

        We will generally be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the year that the income is recognized by the individual. Upon a later sale of our common stock by the participant, he or she will recognize short- or long-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on the sale and the fair market value of the shares when ordinary income was recognized.

  Stock Appreciation Rights

        A participant will recognize ordinary income for federal income tax purposes upon the exercise of a stock appreciation right under the LTIP for cash, our common stock or a combination of each. The amount of income that the participant will recognize will equal the amount of cash, if any, and the fair market value of our common stock, if any, that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes such income.

  Restricted Shares

        A participant is not subject to any federal income tax when a grant of restricted shares is made, nor does making a grant of restricted shares result in a federal income tax deduction for our company, unless the restrictions on the restricted shares do not present a substantial risk of forfeiture. In the year that the grant of restricted shares is no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to the participant, determined on the date the grant of restricted shares is no longer subject to a substantial risk of forfeiture.

        A participant may elect under Section 83(b) of the Internal Revenue Code to recognize the fair market value of our common stock as ordinary income at the time a grant of restricted shares is made. If the participant so elects, (1) the participant will not otherwise be taxed in the year that the grant of restricted shares is no longer subject to a substantial risk of forfeiture and (2) if the grant of restricted shares is subsequently forfeited, the participant will be allowed no deduction for the forfeiture. Cash dividends paid to a participant on shares of our common stock subject to a grant of restricted shares before the date the grant of restricted shares is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income (or dividend income, if a Section 83(b) election was made) in the year received.

        We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant when such ordinary income is recognized. Depending on the period shares of our common stock are held after receipt by the participant, the sale or other taxable disposition of the shares will result in short- or long-term capital gain or loss generally equal to the difference between the amount realized on such disposition and the fair market value of the shares when ordinary income was recognized.

  Restricted Share Units

        A participant is not subject to any federal income tax upon the grant of a restricted share unit, nor does the grant of a restricted share unit result in an income tax deduction for us. In the year that shares of our common stock are issued pursuant to a restricted share unit without being subject to a substantial risk of forfeiture or a cash payment is made in settlement of a restricted share unit, the participant will recognize ordinary income in an amount equal to the value of such shares and/or the cash payment received. If the restricted share unit is forfeited, the participant will recognize no gain. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant when such ordinary income is recognized.

  Section 409A Tax Consequences

        If the exercise price for an option or the value for a stock appreciation right equals or exceeds the fair market value of a share of stock as determined on the grant date, there should be no adverse tax consequences to an individual under Section 409A of the Internal Revenue Code. Further, there should be no adverse tax consequences to an individual under Section 409A of the Internal Revenue Code with respect to restricted shares. Whether payments or the issuance of our common stock with respect to restricted share units create adverse tax consequences to an individual under Section 409A of the Internal Revenue Code depends on the terms and conditions of such restricted share units, and we intend to structure any restricted share units awarded under the LTIP either to be exempt from or to comply with applicable requirements under Section 409A of the Internal Revenue Code.

Benefits to NEOs and Others

        It is not possible at this time to determine the benefits or amounts that will be received by participants under the LTIP.

PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal No. 1: Election of Directors

  Board of Directors

        In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director's term ends and until his or her successor is elected and qualified.

  Bylaws Relating to Retirement

        Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director: (1) for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and (2) for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

  Director Nominees

        Our Board currently consists of three Class I directors (Messrs. J. Reese Lanier, Dennis M. Love and Clyde C. Tuggle), four Class II directors (Messrs. Thomas C. Chubb III, John R. Holder, J. Hicks Lanier and Clarence H. Smith) and four Class III directors (Mr. Thomas C. Gallagher, Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III).

        At our 2014 annual shareholders meeting, the terms of our Class I directors will expire.

        Our Board, on the recommendation of our NC&G Committee, has nominated each of Mr. J. Reese Lanier, Mr. Love and Mr. Tuggle for election at our annual meeting, each to serve for a three year term expiring in 2017 and until his respective successor is elected and qualified.

        The terms of our Class II directors expire in 2015, and the terms of our Class III directors expire in 2016. Each of our Class II and Class III directors is expected to remain in office for the remainder of his or her respective term.

  Required Vote

        In an uncontested election at an annual meeting of shareholders, our Bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In accordance with our Bylaws, in order for a shareholder to have nominated a director for consideration at the 2014 annual shareholders meeting, we must have received the nomination not later than the close of business on March 21, 2014. We have not received a shareholder nomination for a director for consideration at the 2014 annual shareholders meeting. Accordingly, the election of directors at the 2014 annual shareholders meeting is an uncontested election.

        Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board as a "holdover director." Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board. Our Board, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Mr. J. Reese Lanier, Mr. Love and Mr. Tuggle are currently serving on our Board.

        Abstentions and broker non-votes will have no effect on the vote for the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected, and our Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board: (1) proxies will be voted for a substitute nominee selected by or at the direction of our Board; (2) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board; or (3) our Bylaws may be amended to reduce the number of directors serving on our Board.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF MR. J. REESE LANIER, MR. DENNIS M. LOVE AND MR. CLYDE C. TUGGLE AS A CLASS I DIRECTOR.

 Proposal No. 2: Approval of the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as Amended and Restated, to Preserve the Tax Deductibility of Certain Awards under the Plan

  The LTIP

        The LTIP is designed so that certain equity compensation awards approved by our NC&G Committee qualify as "performance-based compensation" under Section 162(m). Shareholder approval of the LTIP, specifically the material terms of the performance goals under the LTIP, is required under IRS regulations at least every five years in order to preserve our federal income tax deduction for qualified performance-based compensation awards made under the LTIP.

        Reapproval of the LTIP by our shareholders is necessary to preserve our ability to grant awards under the LTIP to our executive officers that are intended to qualify as performance-based compensation fully deductible under Section 162(m).

        Because the amendments to the LTIP approved by our Board in March 2014 were not material, shareholder approval of those amendments to the LTIP was not required, and the plan as so approved by our Board became effective on March 25, 2014.

        Some important facts about this proposal:

  •
  this proposal does not seek to increase the number of shares of our stock that can be issued under the LTIP; and

  •
  this proposal will not result in any additional cost to us.

  Approval of the LTIP

        Approval of the LTIP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on this proposal. Abstentions will have the same effect as a vote against this proposal.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

 Proposal No. 3: Approval of Selection of Independent Registered Public Accounting Firm

  Independent Registered Public Accounting Firm

        At the recommendation of our Audit Committee, our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2014. Ernst & Young LLP has served as our independent auditors since May 2002. As of the date of this proxy statement, we have engaged Ernst & Young LLP to review our financial statements for the first three quarters of fiscal 2014 but we have not formally engaged an independent registered public accounting firm to audit our financial statements for fiscal 2014.

        Our Board considers Ernst & Young LLP to be well qualified and recommends that our shareholders vote to approve their selection. Shareholder approval of the selection of our independent registered public accounting firm is not required by law; however, our Board considers the solicitation of shareholder approval to be in our company's and our shareholders' best interests. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  Required Vote

        Approval of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2014 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. If at the annual meeting our shareholders do not approve the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, our Board and Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for fiscal 2014 and/or future years.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

 Proposal No. 4: Advisory Vote to Approve Executive Compensation

  Executive Compensation

        We are asking shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This "say-on-pay" proposal gives our shareholders the opportunity to express their views on our executive compensation practices. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        As further described above under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to maintain a strong link between pay and performance for compensation paid to our named executive officers; align our named executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.

  Proposed Resolution

        We are asking our shareholders to vote on the following resolution at the annual meeting:

          RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

  Required Vote

        Approval of the say-on-pay resolution requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on the resolution approving executive compensation. Abstentions will have the same effect as a vote against this proposal.

        The vote on this say-on-pay proposal is advisory, and therefore the results of this proposal are not binding on our company, our NC&G Committee or our Board. The results of this proposal will not overrule any decision made by our Board or NC&G Committee. Our Board and our NC&G Committee value the input of our shareholders and to the extent there is any significant vote against this say-on-pay proposal, we will consider our shareholders' concerns and our NC&G Committee will evaluate whether any actions, in fiscal 2014 or in subsequent years, are necessary to address those concerns.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING EXECUTIVE COMPENSATION.

 Other Matters

        Our Board knows of no other matters that will be brought before the annual meeting, and our Bylaws do not allow proposals to be presented at the annual meeting unless they were properly presented to us prior to March 21, 2014. However, if any other question that requires a vote is properly presented at the meeting, the persons named in the enclosed proxy as the proxy holders will vote on such matters as recommended by our Board or, if no recommendation is given, in their discretion to the extent permitted under applicable law.

        Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal).

ADDITIONAL INFORMATION

Annual Report on Form 10-K

        We will provide without charge, at the written request of any shareholder of record as of April 17, 2014, a copy of our Annual Report on Form 10-K for fiscal 2013, including the audited financial statements, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309, Attention: Investor Relations.

Submission of Director Candidates by Shareholders

        Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2015 annual shareholders meeting, we must receive notice of such nomination between February 18, 2015 and March 20, 2015 (inclusive) unless the date of our 2015 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 18, 2015. Any such nominations must comply with the other requirements for proper nominations pursuant to our Bylaws.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, GA 30309, Attention: Investor Relations.

        In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our NC&G Committee will compile a complete list of candidates recommended from any viable source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board, the current needs of our Board and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate's independence, expertise, age, diversity, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board.

Shareholder Proposals

        Pursuant to our Bylaws, in order for a shareholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2015 annual shareholders meeting, we must receive the proposal between February 18, 2015 and March 20, 2015 (inclusive) unless the date of our 2015 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 18, 2015.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, GA 30309, Attention: Investor Relations.

        Our Bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8. In order for a proposal to be included pursuant to Rule 14a-8 in the proxy statement for our 2015 annual meeting, it must be submitted in writing by January 19, 2015 and comply with the requirements of Rule 14a-8.

Communications to our Board of Directors

        Mail can be addressed to our directors in care of the Office of the Secretary at our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309. At the direction of our Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to "Outside Directors," "Non-Management Directors" or the "Presiding Independent Director" will be forwarded or delivered to our presiding independent director. Mail addressed to the "Board of Directors" will be forwarded or delivered to our Chairman.

Proxy Solicitation

        We will bear the cost of solicitation of proxies by our Board in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged AST Phoenix Advisors to act as our proxy solicitor and have agreed to pay it $7,500 for the year, plus reasonable out-of-pocket expenses, for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell Executive Vice President—Law and Administration, General Counsel and Secretary

        Our Fiscal 2013 Annual Report to Shareholders, which includes audited financial statements, accompanies this proxy statement.

APPENDIX A

OXFORD INDUSTRIES, INC.
AMENDED AND RESTATED
LONG-TERM STOCK INCENTIVE PLAN
(as of March 25, 2014)

1.
Purpose.    The purpose of the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the "Plan") is to attract and retain employees and directors for Oxford Industries, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.
Definitions.    The following terms shall be defined as set forth below:

(a)
"Award" means any Option, Stock Appreciation Right, Restricted Share or Restricted Share Unit.

(b)
"Board" means the Board of Directors of the Company.

(c)
"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d)
"Committee" means a committee of the Board charged with administering the Plan as described in Section 4. For Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee will be composed of two or more outside Directors as described in Treas. Reg. 1.162-27(e)(3).

(e)
"Company" means Oxford Industries, Inc., a Georgia corporation, or any successor corporation.

(f)
"Director" means a member of the Board.

(g)
"Employee" means any person, including an officer, employed by the Company or a Subsidiary.

(h)
"Fair Market Value" means the fair market value of the Shares as determined by the Committee from time to time in a manner consistent with the requirements of Section 409A of the Code. Unless otherwise specified in the terms of an Award, Fair Market Value shall mean the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the last day prior to the date in question or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(i)
"Grant Date" means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee completes the corporate action with respect thereto.

(j)
"Option" means any option to purchase Shares granted under Section 5 of this Plan.

(k)
"Optionee" means the person so designated in an agreement evidencing an outstanding Option.

(l)
"Participant" means an Employee or nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that nonemployee Directors shall not be eligible to receive grants of incentive stock options as defined in Section 422 of the Code.

(m)
"Performance Objectives" means the performance criteria that may be established pursuant to this Plan for Participants who have received grants of Restricted Shares or Restricted Share Units. Performance Objectives may include the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest expense and taxes ("EBIT"); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees. Performance Objectives may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. For Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, (i) these Performance Objectives will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of such Awards to Participants; and (ii) the Performance Objectives applicable to an Award will be set by the Committee within the time period prescribed by Section 162(m) of the Code.

  (n)
  "Performance Period" means a period of time established under Sections 7 and 8 of this Plan within which the Performance Objectives relating to a Restricted Share or Restricted Share Unit are to be achieved.

  (o)
  "Restricted Share" means a Share granted under Section 7 of this Plan.

  (p)
  "Restricted Share Unit" means a bookkeeping entry that records the equivalent of one Restricted Share awarded pursuant to Section 8 of this Plan.

  (q)
  "Shares" means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 10 of this Plan.

  (r)
  "Stock Appreciation Right" means a right granted under Section 6 of this Plan.

  (s)
  "Subsidiary" means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of Directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of incentive stock options as defined in Section 422 of the Code, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3.
Shares Available Under the Plan.

(a)
Subject to adjustment as provided in Section 10 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Restricted Share Units shall not in the aggregate exceed 2,000,000 Shares. In no event, however, shall the number of Shares issued upon the exercise of incentive stock options as defined in Section 422 of the Code exceed 200,000 Shares. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company. Shares that were available for grant as of the effective date of this Plan as described in Section 16, or that thereafter otherwise become available for grant, under any stock option or restricted stock plan of the Company other than the Plan (including the Oxford Industries, Inc. 1992 Stock Option Plan, the Oxford Industries, Inc. 1997 Stock Option Plan, and the Oxford Industries, Inc. 1997 Restricted Stock Plan (collectively, the "Pre-Existing Plans")) shall be deemed null and void and shall not be granted or available for grant under the Pre-Existing Plans or under the Plan.

(b)
Upon payment of the Option price upon exercise of a nonqualified stock option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan.

(c)
No Participant may receive Awards representing more than 300,000 Shares at the time the grant is made in any one calendar year.

4.
Administration of the Plan.    This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith. For Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee will certify in writing that the Performance Objectives and any other material terms of the Award were in fact satisfied prior to payment of such Awards.

5.
Options.    The Committee may from time to time authorize grants to Participants of Options upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)
Each grant shall specify the number of Shares to which it pertains.

(b)
Each grant shall specify an Option price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(c)
Each grant shall specify the form of consideration to be paid in satisfaction of the Option price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d)
On or after the Grant Date of any Option, the Committee may provide for the automatic grant to the Optionee of a reload Option in the event the Optionee surrenders Shares in satisfaction of the Option price upon the exercise of an Option as authorized under Section 5(c) above. Each reload Option shall pertain to a number of Shares equal to the number of Shares utilized by the Optionee to exercise the original Option. Each reload Option shall have an exercise price equal to the Fair Market Value on the date it is granted and shall expire on the stated expiration date of the original Option.

(e)
Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

(f)
Options granted under this Plan may be incentive stock options as defined in Section 422 of the Code, nonqualified stock options (i.e., any option that is not designated as intended to qualify as an incentive stock option), or a combination of the foregoing, provided that only nonqualified stock options may be granted to nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an incentive stock option or a nonqualified stock option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as nonqualified stock options. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(g)
Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

6.
Stock Appreciation Rights.    The Committee may from time to time authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the difference between the Fair Market Value of the Shares on the Grant Date and the Fair Market Value of the Shares on the date of exercise. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)
Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

(b)
Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

(c)
Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall describe the subject Stock Appreciation Rights, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d)
Each grant shall specify in respect of each Stock Appreciation Right the Fair Market Value on the Grant Date.

  (e)
  Successive grants may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised.

  (f)
  Each grant shall specify the period or periods of continuous employment (or, in the case of a nonemployee Director, service on the Board) of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, as well as the permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7.
Restricted Shares.    The Committee may from time to time authorize grants to Participants of one or more Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)
Each grant shall constitute a transfer of the ownership of Shares to the Participant in consideration of the performance of services.

(b)
Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c)
Each grant may provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

(d)
Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights, during the period for which such substantial risk of forfeiture is to continue.

(e)
Each grant shall provide that, during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f)
Any grant or the vesting thereof may be conditioned upon or further conditioned upon the attainment of Performance Objectives during a Performance Period as established by the Committee.

(g)
Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(h)
Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.
Restricted Share Units.    The Committee may from time to time authorize grants of Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)
Each grant shall specify the number of Restricted Share Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)
The Performance Period with respect to each Restricted Share Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c)
Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

  (d)
  Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

  (e)
  Any grant of Restricted Share Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

  (f)
  Any grant of Restricted Share Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

  (g)
  If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement. Notwithstanding the foregoing, with respect to each Award intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, such adjustments may be made and will be effective only to the extent permitted by such requirements.

  (h)
  Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall state that the Restricted Share Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.
Transferability.

(a)
Except as provided in Section 9(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

(b)
The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an incentive stock option as defined in Section 422 of the Code), in whole or in part, to a spouse or lineal descendant (a "Family Member"), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 9(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant's employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 9(b).

(c)
Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Restricted Share Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

10.
Adjustments.    The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, or partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or (z) any other event which would constitute an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder). Without limiting the foregoing, the Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any combination or exchange of Shares, (y) any issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing.

  Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 10. Any actions taken under this Section 10 shall be made in accordance with any applicable provisions of Section 409A of the Code, including without limitation restrictions with regard to the adjustment of Options and Stock Appreciation Rights that are considered exempt from Section 409A of the Code.

11.
Fractional Shares.    The Company shall not issue any fractional Shares pursuant to this Plan and shall settle any such fractional Shares in cash.

12.
Withholding Taxes.    To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

13.
Certain Terminations of Employment, Hardship and Approved Leaves of Absence.    Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 9(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan; provided that, with respect to Awards intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code, the Committee may only exercise such discretion to the extent consistent with such requirements.

14.
Foreign Employees.    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15.
Amendments and Other Matters.

(a)
This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 10, without the further approval of the stockholders of the Company.

(b)
The Committee shall not re-price any Option granted under the Plan except with the approval of the affirmative vote of the majority of Shares voting at a meeting of the Company's stockholders.

(c)
This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

(d)
To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16.
Effective Date and Stockholder Approval.    This Plan (a) was originally approved by the Board on July 27, 2004 and became effective upon its approval by the stockholders of the Company on October 4, 2004; (b) was subsequently amended by the Board on August 3, 2006 and, giving effect to the amendment referenced in clause (c) below, was approved by the stockholders of the Company on October 10, 2006; (c) was amended by the Board on September 26, 2006; and (d) was thereafter amended by the Board on March 26, 2009, and subsequently approved by the stockholders of the Company on June 15, 2009. This Plan as herein amended and restated shall become effective upon its approval by the Board on March 25, 2014.

17.
Governing Law.    The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Georgia.

18.
Performance-Based Compensation under Section 162(m) of the Code.    The Committee will have discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder as "performance-based compensation." With respect to Awards granted to Participants who are designated as covered employees as described in Section 162(m)(3) of the Code, and that are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code, the Committee will interpret and administer the provisions of the Plan in a manner consistent with such requirements.

19.
Section 409A of the Code.    Except as otherwise may be provided in an agreement evidencing a grant, all Awards under the Plan are intended to be exempt under Section 409A of the Code. It is the intent of the Company that the operation and administration of the Plan and all agreements evidencing Awards under the Plan not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Section 409A of the Code. Notwithstanding anything in the Plan or any Award agreement to the contrary, if a Participant is a "specified employee" as such term is used in Section 409A of the Code, then any payment to the Participant described in the Plan or an Award agreement upon his or her termination of employment that is not exempt from Section 409A of the Code, and that constitutes "deferred compensation" under Section 409A of the Code that is payable on account of "separation from service" (within the meaning of Section 409A of the Code), and that is otherwise payable within 6 months after Participant's separation from service, shall instead be made on the date 6 months after such separation from service.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01UQ1C 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 01 - J. Reese Lanier 02 - Dennis M. Love 03 - Clyde C. Tuggle 1. Proposal to elect the three nominees listed below. If a nominee becomes unwilling or unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors. For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. Proposal to approve the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as amended and restated, to preserve the tax deductibility of certain awards under the plan. 3. Proposal to approve the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2014. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting, as recommended by the Board of Directors. For Against Abstain 4. Proposal to approve on an advisory (non-binding) basis a resolution approving the compensation of the Company’s named executive officers. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 9 5 7 4 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy — Oxford Industries, Inc. ANNUAL MEETING OF SHAREHOLDERS, JUNE 18, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, June 18, 2014, at 3:00 p.m., local time, at The Peachtree Club, located at 999 Peachtree Street, N.E., 28th Floor, Atlanta, Georgia 30309, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion, as recommended by the Board of Directors, upon any other business. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES, AS RECOMMENDED BY THE BOARD OF DIRECTORS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.